                                                                  EXHIBIT 10.26

                         AGREEMENT OF SALE AND PURCHASE

      THIS AGREEMENT OF SALE AND PURCHASE ("AGREEMENT") is made this 14 day of December, 2001 by and between MACK-CALI TEXAS PROPERTY L.P., a limited partnership organized under the laws of the State of Texas having an address c/o Mack-Cali Realty Corporation, 11 Commerce Drive, Cranford, New Jersey 07016 ("SELLER"), and CENTENNIAL ACQUISITION COMPANY, a corporation organized under the laws of the State of Texas having an address at 5001 LBJ Freeway, Suite 900, Dallas, Texas 75244, and ASHWOOD AMERICAN PROPERTIES, INC., a corporation organized under the laws of the State of Texas having an address at 2001 Ross Avenue, Suite 3160, Dallas, Texas 75201 (collectively, "PURCHASER").

      In consideration of the mutual promises, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      SECTION 1.1 DEFINITIONS. For purposes of this Agreement, the following capitalized terms have the meanings set forth in this Section 1.1:

      "AFFECTED PROJECT" means a Project with respect to which the conditions precedent to Purchaser's obligation to close have not been satisfied (or waived in writing by Purchaser) at or before the Scheduled Closing Date.

      "ASSIGNMENT" has the meaning ascribed to such term in Section 10.3(d) and shall be in the form attached hereto as EXHIBIT A.

      "ASSIGNMENT OF LEASES" has the meaning ascribed to such term in Section 10.3(c) and shall be in the form attached hereto as EXHIBIT B.

      "AUTHORITIES" means the various federal, state and local governmental and quasi-governmental bodies or agencies having jurisdiction over the Real Property and Improvements, or any portion thereof.

      "BILL OF SALE" has the meaning ascribed to such term in Section 10.3(b) and shall be in the form attached hereto as EXHIBIT C.

      "BROKER" has the meaning ascribed to such term in Section 16.1.

      "BUSINESS DAY" means any day other than a Saturday, Sunday or a day on which national banking associations are authorized or required to close.

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      "CERTIFICATE AS TO FOREIGN STATUS" has the meaning ascribed to such term in Section 10.3(h) and shall be in the form attached as EXHIBIT J.

      "CERTIFYING PERSON" has the meaning ascribed to such term in Section
4.3(a).

      "CLOSING" means the consummation of the purchase and sale of the Property contemplated by this Agreement, as provided for in Article X.

      "CLOSING DATE" means the date on which the Closing of the transaction contemplated hereby actually occurs.

      "CLOSING STATEMENT" has the meaning ascribed to such term in Section 10.4(a).

      "CLOSING SURVIVING OBLIGATIONS" means the rights, liabilities and obligations set forth in Sections 3.2, 4.3, 5.3, 5.4, 8.2, 8.3, 10.4, 10.6,
11.1, 11.2, 16.1, 18.3 and 18.9, Article XIV, and any other provisions which pursuant to their terms survive the Closing hereunder.

      "CODE" has the meaning ascribed to such term in Section 4.3.

      "CONFIDENTIALITY AGREEMENT" means that certain Confidentiality Agreement dated May 2, 2001 between Panco Services, Inc. and Broker, as agent for Seller.

      "DEED" has the meaning ascribed to such term in Section 10.3(a).

      "DELINQUENT RENTAL" has the meaning ascribed to such term in Section 10.4(b).

      "DOCUMENTS" has the meaning ascribed to such term in Section 5.2(a).

      "EARNEST MONEY DEPOSIT" has the meaning ascribed to such term in Section 4.1.

      "EFFECTIVE DATE" means the date on which an original of this Agreement (or original counterparts of this Agreement) executed by both Seller and Purchaser is received by the Escrow Agent.

      "EMPLOYEE NOTICE" has the meaning ascribed to such term in Section 9.2(a)(v).

      "ENVIRONMENTAL LAWS" means each and every federal, state, county and municipal statute, ordinance, rule, regulation, code, order, requirement, directive, binding written interpretation and binding written policy pertaining to Hazardous Substances issued by any Authorities with respect to or which otherwise pertains to or affects the Real Property or the Improvements, or any portion thereof, the use, ownership, occupancy or operation of the Real Property or the Improvements, or any portion thereof, or Purchaser, and as same have been amended, modified or supplemented from time to time, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), the Hazardous Substances Transportation Act (49 U.S.C. Section 1802 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), as amended by the

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Hazardous and Solid Wastes Amendments of 1984, the Water Pollution Control
Act (33 U.S.C. Section 1251 et seq.), the Safe Drinking Water Act (42 U.S.C.
Section 300f et seq.), the Clean Water Act (33 U.S.C. Section 1321 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Solid Waste Disposal Act (42 U.S.C. Section 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. Section 11001 et seq.), the Radon Gas and Indoor Air Quality Research Act of 1986 (42 U.S.C. Section 7401 et seq.), the National Environmental Policy Act (42 U.S.C. Section 4321 et seq.), the Superfund Amendment Reauthorization Act of 1986 (42 U.S.C. Section 9601 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) (collectively, the "ENVIRONMENTAL STATUTES"), and any and all rules and regulations which have become effective under any and all of the Environmental Statutes.

      "ENVIRONMENTAL REPORTS" means those documents set forth on EXHIBIT M.

      "ESCROW AGENT" means LandAmerica Financial Group, Inc., 7557 Rambler Road, Suite 1200, Dallas, Texas 75231, Attention: John Pettiette, Esq.

      "EVALUATION PERIOD" has the meaning ascribed to such term in Section 5.1.

      "EXISTING SURVEY" means Seller's existing survey of the Monticello Property dated November 17, 1997, prepared by Benchmark Group of Texas, Inc., Seller's existing survey of the Metroport Property dated December 3, 1997, prepared by Benchmark Group of Texas, Inc.; Seller's existing survey of the Landmark Property dated November 26, 1997, prepared by Benchmark Group of Texas, Inc.; and Seller's existing survey of the Republic Property dated November 26, 1997, prepared by Benchmark Group of Texas, Inc.

      "GOVERNMENTAL REGULATIONS" means all statutes, ordinances, rules and regulations of the Authorities applicable to Seller or the use or operation of the Real Property or the Improvements or any portion thereof.

      "HAZARDOUS SUBSTANCES" means (a) asbestos, radon gas and urea formaldehyde foam insulation, (b) any solid, liquid, gaseous or thermal contaminant, including smoke vapor, soot, fumes, acids, alkalis, chemicals, petroleum products or byproducts, polychlorinated biphenyls, phosphates, lead or other heavy metals and chlorine, (c) any solid or liquid waste (including, without limitation, hazardous waste), hazardous air pollutant, hazardous substance, hazardous chemical substance and mixture, toxic substance, pollutant, pollution, regulated substance and contaminant, and (d) any other chemical, material or substance, the use or presence of which, or exposure to the use or presence of which, is prohibited, limited or regulated by any Environmental Laws.

      "IMPROVEMENTS" means all buildings, structures, fixtures, parking areas and other improvements located on the Real Property.

      "LANDMARK PROPERTY" means that certain Real Property located at 150 Westpark Way, Euless, Texas.

      "LEASE SCHEDULE" means the current schedule of Leases attached as EXHIBIT F, as such schedule may be updated as permitted by this Agreement.

      "LEASED PROPERTY" means all items of Personal Property leased by or on behalf of Seller.

      "LEASES" means all of the leases and other agreements entered into by Seller (or a predecessor-in-interest) as landlord prior to the Effective Date with respect to the use and occupancy of the Property, together with all amendments, renewals and modifications thereof, if any, and all guaranties thereof, if any, entered into as of the Effective Date, together with all new leases, amendments, renewals and modifications of existing leases and lease guaranties entered into after the Effective Date in accordance with the terms of this Agreement.

      "LEASING COMMISSION AGREEMENTS" means all leasing commission agreements set forth on EXHIBIT L attached hereto, together with all amendments, renewals and modifications thereof, if any, and any new leasing commission agreements entered into after the Effective Date in accordance with the terms of this Agreement.

      "LICENSEE PARTIES" has the meaning ascribed to such term in Section 5.1.

      "LICENSES AND PERMITS" means, collectively, all of Seller's right, title and interest, to the extent assignable, in and to licenses, permits, certificates of occupancy, approvals, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted by the Authorities exclusively in connection with the Real Property and the Improvements, together with all renewals and modifications thereof.

      "MAJOR TENANT" means any Tenant leasing in excess of 10,000 square feet of space at a Project, in the aggregate, and/or one or more entire floors of any building at a Project.

      "MBRK CREDIT" has the meaning ascribed to such term in Section 10.4(b).

      "MBRK LEASE" means that certain Lease Agreement between 3100 Monticello Investors, L.P. and Time Marketing Corporation d/b/a MBRK ("MBRK") dated August 13, 1993.

      "METROPORT PROPERTY" means that certain Real Property located at 2300 Valley View, Irving, Texas.

      "MEZZANINE LENDER" has the meaning ascribed to such term in Section
5.1(b).

      "MEZZANINE LOAN" has the meaning ascribed to such term in Section 5.1(b).

      "MEZZANINE LOAN DOCUMENTS" has the meaning ascribed to such term in
Section 5.1(b).

      "MONTICELLO PROPERTY" means that certain Real Property located at 3100 Monticello, Dallas, Texas.

      "NEW LEASING COSTS" has the meaning ascribed to such term in Section 10.4(e).

      "OPERATING EXPENSES" has the meaning ascribed to such term in Section 10.4(c).

      "OUTSTANDING MBRK RENTAL" has the meaning ascribed to such term in Section 10.4(b).

      "PERMITTED EXCEPTIONS" has the meaning ascribed to such term in Section 6.2(a).

      "PERMITTED OUTSIDE PARTIES" has the meaning ascribed to such term in
Section 5.2(b).

      "PERSONAL PROPERTY" means all of Seller's right, title and interest in and to all equipment, appliances, tools, supplies, machinery, artwork, furnishings and other tangible personal property attached to, appurtenant to, located in and used exclusively in connection with the ownership or operation of the Improvements and situated at the Property at the time of Closing. Notwithstanding the preceding sentence, "Personal Property" shall not include
(a) any proprietary or confidential materials, (b) any property owned by tenants or others or (c) any Leased Property.

      "PROJECT" means that portion of the Property located on and used exclusively in connection with the Landmark Property, the Metroport Property, the Monticello Property or the Republic Property.

      "PROPERTY" has the meaning ascribed to such term in Section 2.1.

      "PRORATION ITEMS" has the meaning ascribed to such term in Section
10.4(a).

      "PURCHASE PRICE" has the meaning ascribed to such term in Section 3.1.

      "PURCHASER'S AFFILIATES" means any past, present or future: (i) shareholder, partner, member, manager or owner of Purchaser; (ii) entity in which Purchaser or any past, present or future shareholder, partner, member, manager or owner of Purchaser has or had an interest; (iii) entity that, directly or indirectly, controls, is controlled by or is under common control with Purchaser and (iv) the heirs, executors, administrators, personal or legal representatives, successors and assigns of any or all of the foregoing.

      "PURCHASER'S INFORMATION" has the meaning ascribed to such term in Section 5.3(c).

      "REAL PROPERTY" means that certain parcel or parcels of real property located at 3100 Monticello, Dallas, Texas; 150 Westpark Way, Euless, Texas; 2300 Valley View, Irving, Texas; and 555 Republic Place, Plano, Texas, as more particularly described on the legal descriptions attached hereto and made a part hereof respectively as EXHIBIT D-1, EXHIBIT D-2, EXHIBIT D-3 and EXHIBIT D-4, together with all of Seller's right, title and interest, if any, in and to the appurtenances pertaining thereto, including but not limited to Seller's right, title and interest in and to the adjacent streets, alleys and right-of-ways, and any easement rights, air rights, subsurface development rights and water rights.

      "RENTAL" has the meaning ascribed to such term in Section 10.4(b), and same are "Delinquent" in accordance with the meaning ascribed to such term in
Section 10.4(b).

      "RENT ROLLS" means the rent rolls for each Project attached hereto as EXHIBIT N-1, EXHIBIT N-2, EXHIBIT N-3, and EXHIBIT N-4.

      "REPUBLIC PROPERTY" means that certain Real Property located at 555 Republic Place, Plano, Texas.

      "RIGHT OF FIRST OFFER" has the meaning ascribed to such term in Section
7.3.

      "SCHEDULED CLOSING DATE" means the thirtieth (30th) day following the expiration of the Evaluation Period or such earlier or later date to which Purchaser and Seller may hereafter agree in writing.

      "SECURITY DEPOSITS" means all cash security deposits, letters of credit and any other instruments of security paid to or received by Seller, as landlord under the Leases (together with any interest which has accrued thereon, but only to the extent such interest has accrued for the account of the Tenant).

      "SELLER CLOSING DOCUMENTS" has the meaning ascribed to such term in
Section 5.4.

      "SELLER'S AFFILIATES" means any past, present or future: (i) shareholder, partner, member, manager or owner of Seller; (ii) entity in which Seller or any past, present or future shareholder, partner, member, manager or owner of Seller has or had an interest; (iii) entity that, directly or indirectly, controls, is controlled by or is under common control with Seller and (iv) the heirs, executors, administrators, personal or legal representatives, successors and assigns of any or all of the foregoing.

      "SELLER'S KNOWLEDGE" means the present actual (as opposed to constructive or imputed) knowledge solely of any of Jeff Kennemer, Senior Director of Property Management of M-C Texas Management L.P.; James Clabby, Senior Vice President, Western Region, of M-C Texas Management L.P.; Tim Jones, President of Mack-Cali Sub XVII, Inc.; Mitchell Hersh, Chief Executive Officer of Mack-Cali Sub XVII, Inc; Cathy Kuebler, property manager, with respect to the Projects relating to the Landmark Property and Metroport Property only; Kathy Czorniak, property manager, with respect to the Project relating to the Monticello Property only; and Pris Huntress, property manager, with respect to the Project relating to the Republic Property only, without any independent investigation or inquiry whatsoever.

      "SENIOR LENDER" has the meaning ascribed to such term in Section 5.1(b).

      "SENIOR LOAN" has the meaning ascribed to such term in Section 5.1(b).

      "SEPARATION AGREEMENTS" means those agreements with Seller's current employees relating to stay-on bonuses and separation pay.

      "SERVICE CONTRACTS" means all of Seller's right, title and interest, to the extent assignable, in all service agreements, maintenance contracts, equipment leasing agreements, warranties, guarantees, bonds, open purchase orders and other contracts for the provision of labor, services, materials or supplies relating solely to the Real Property, Improvements or Personal Property, together with all renewals, supplements, amendments and modifications thereof entered into as of the Effective Date, all as listed and described on EXHIBIT E attached hereto, together with any new such agreements and renewals, supplements, amendments and modifications of existing agreements entered into after the Effective Date, to the extent permitted by Section 7.1. Notwithstanding the foregoing, "Service Contracts" shall not include the Spectrasite Agreements or the Separation Agreements.

      "SIGNIFICANT PORTION" means, for purposes of the casualty provisions set forth in Article XI hereof, damage by fire or other casualty to the Real Property and the Improvements relating to a particular Project or a portion thereof, the cost of which to repair would exceed Five Hundred Thousand Dollars ($500,000) in the aggregate.

      "SPECTRASITE AGREEMENTS" means that certain Agreement for the management of rooftop transmitting sites dated July 6, 1998, between Mack-Cali Realty Corporation on behalf of Seller and Spectrasite Building Group, Inc. ("SPECTRASITE"), as successor-in-interest to Apex Site Management, Inc., and that certain Agreement for the management of telecommunications access sites dated October 24, 2001, between Mack-Cali Realty Corporation on behalf of Seller and Spectrasite.

      "SURVEY OBJECTION" has the meaning ascribed to such term in Section 6.2.

      "TENANT NOTICE LETTERS" has the meaning ascribed to such term in Section 10.2(f), and are to be delivered by Purchaser to Tenants pursuant to Section 10.6.

      "TENANTS" means the tenants or users of all or any portion of the Property claiming rights pursuant to Leases.

      "TERMINATION SURVIVING OBLIGATIONS" means the rights, liabilities and obligations set forth in Sections 5.2, 5.3, 5.4, 7.1(h), 12.1, 16.1, 18.3 and
18.9 and Articles XIII and XIV, and any other provisions which pursuant to their terms survive any termination of this Agreement.

      "TITLE COMMITMENT" has the meaning ascribed to such term in Section
6.2(a).

      "TITLE COMPANY" means Commonwealth Land Title Insurance Company.

      "TITLE OBJECTIONS" has the meaning ascribed to such term in Section
6.2(a).

      "TITLE POLICY" has the meaning ascribed to such term in Section 6.2(a).

      "UPDATED SURVEY" has the meaning ascribed to such term in Section 6.1.

      SECTION 1.2 REFERENCES: EXHIBITS AND SCHEDULES. Except as otherwise specifically indicated, all references in this Agreement to Articles or Sections refer to Articles or Sections of this Agreement, and all references to Exhibits or Schedules refer to Exhibits or Schedules attached hereto, all of which Exhibits and Schedules are incorporated into, and made a part of, this Agreement by reference. The words "herein," "hereof," "hereinafter" and words and phrases of similar import refer to this Agreement as a whole and not to any particular Section or Article.

                                   ARTICLE II
                         AGREEMENT OF PURCHASE AND SALE

      SECTION 2.1 AGREEMENT. Seller hereby agrees to sell, convey and assign to Purchaser, and Purchaser hereby agrees to purchase and accept from Seller, on the Closing Date and subject to the terms and conditions of this Agreement, all of the following (collectively, the "PROPERTY"):

            (a) the Real Property;

            (b) the Improvements;

            (c) the Personal Property;

            (d) all of Seller's right, title and interest as lessor in and to the Leases, the Leasing Commission Agreements and, subject to the terms of the respective applicable Leases, the Security Deposits;

            (e) to the extent assignable, the Service Contracts and the Licenses and Permits;

            (f) the Spectrasite Agreements; and

            (g) all of Seller's right, title and interest, to the extent assignable or transferable, in and to all other intangible rights, titles, interests, privileges and appurtenances owned by Seller and related to or used exclusively in connection with the ownership, use or operation of the Real Property or the Improvements, but specifically excluding any proprietary or confidential materials.

      SECTION 2.2 INDIVISIBLE ECONOMIC PACKAGE. Except as otherwise expressly provided in this Agreement, Purchaser has no right to purchase, and Seller has no obligation to sell, less than all of the Property, it being the express agreement and understanding of Purchaser and Seller that, as a material inducement to Seller and Purchaser to enter into this Agreement, Purchaser has agreed to purchase, and Seller has agreed, subject to the terms of this Agreement, to sell, all of the Property, subject to and in accordance with the terms and conditions hereof.

                                   ARTICLE III
                                  CONSIDERATION

      SECTION 3.1 PURCHASE PRICE. The purchase price for the Property (the "PURCHASE PRICE") shall be Thirty-Five Million and No/100 Dollars
($35,000,000.00) in lawful currency of the United States of America, payable as provided in Section 3.3. The Purchase Price shall be allocated to the Real Property as follows:

      Monticello Property               $12,750,000.00
      Metroport Property                $11,750,000.00
      Landmark Property                 $3,750,000.00
      Republic Property                 $6,750,000.00

No portion of the Purchase Price shall be allocated to the Personal Property.

      SECTION 3.2 ASSUMPTION OF OBLIGATIONS. As additional consideration for the purchase and sale of the Property, at Closing Purchaser will assume all of the covenants and obligations of Seller pursuant to the Leases, Spectrasite Agreements, Service Contracts, Leasing Commission Agreements and Licenses and Permits, which are to be performed from and after the Closing Date. Seller shall remain liable for all covenants and obligations of Seller pursuant to the Leases, Spectrasite Agreements, Service Contracts, Licenses and Permits, and, except as set forth in Section 10.4(e), Leasing Commission Agreements, which are to be performed prior to the Closing Date, except to the extent Purchaser has received a credit at Closing for the cost to fulfill any obligations thereunder (in which event, Purchaser shall assume such obligations).

      SECTION 3.3 METHOD OF PAYMENT OF PURCHASE PRICE. No later than 1:00 p.m. Eastern Time on the Closing Date, and subject to adjustment as provided in
Section 10.4 of this Agreement, Purchaser shall pay to Seller the Purchase Price (less the Earnest Money Deposit and the amount of the Mezzanine Loan), together with all other costs and amounts to be paid by Purchaser at the Closing pursuant to the terms of this Agreement ("PURCHASER'S COSTS"), by Federal Reserve wire transfer of immediately available funds to the account of Escrow Agent. Escrow Agent, following authorization by the parties at Closing, shall (i) pay to Seller by Federal Reserve wire transfer of immediately available funds to an account designated by Seller, the Purchase Price, less the amount of the Mezzanine Loan and any costs or other amounts to be paid by Seller at Closing pursuant to the terms of this Agreement, (ii) pay to the appropriate payees out of the proceeds of Closing payable to Seller all costs and amounts to be paid by Seller at Closing pursuant to the terms of this Agreement, and (iii) pay Purchaser's Costs to the appropriate payees at Closing pursuant to the terms of this Agreement.

                                   ARTICLE IV
                              EARNEST MONEY DEPOSIT
                             AND ESCROW INSTRUCTIONS

      SECTION 4.1 THE EARNEST MONEY DEPOSIT AND INDEPENDENT CONTRACT CONSIDERATION.

            (a) Not later than two (2) Business Days after the Effective Date, Purchaser shall deposit with the Escrow Agent, by Federal Reserve wire transfer of immediately available funds, the sum of Two Hundred Fifty Thousand and No/00 Dollars ($250,000.00) as the earnest money deposit on account of the Purchase Price (the "EARNEST MONEY DEPOSIT"). The Earnest Money Deposit shall be allocated to the Real Property as follows:

      Monticello Property               $90,000.00
      Metroport Property                $85,000.00
      Landmark Property                 $25,000.00
      Republic Property                 $50,000.00


      In the event that Purchaser does not terminate this Agreement prior to the expiration of the Evaluation Period as provided for in Section 5.3(c), Purchaser shall, prior to the expiration of the Evaluation Period, deposit with Escrow Agent, by wire transfer of immediately available funds, the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) as additional earnest money on account of the Purchase Price, which additional earnest money will, upon deposit with Escrow Agent, become part of the Earnest Money Deposit. The Additional Earnest Money Deposit shall be allocated to the Real Property as follows:

      Monticello Property               $90,000.00
      Metroport Property                $85,000.00
      Landmark Property                 $25,000.00
      Republic Property                 $50,000.00


            (b) Simultaneously with the execution and delivery of this Agreement by Purchaser, Purchaser shall, in addition to the Earnest Money Deposit, pay to Seller, by Federal Reserve wire transfer of immediately available funds or by check payable to the order of Seller, One Hundred Dollars ($100.00) as independent consideration for Seller's execution of this Agreement.

      SECTION 4.2 ESCROW INSTRUCTIONS. The Earnest Money Deposit shall be held in escrow by the Escrow Agent in an interest-bearing account, in accordance with the provisions of Article XVII. In the event this Agreement is not terminated by Purchaser pursuant to the terms hereof by the end of the Evaluation Period in accordance with the provisions of Section 5.3(c) herein, the Earnest Money Deposit and the interest earned thereon shall become non-refundable to Purchaser, except as otherwise expressly provided in this Agreement. In the event this

Agreement is terminated by Purchaser prior to the expiration of the Evaluation Period, the Earnest Money Deposit, together with all interest earned thereon, shall be refunded to Purchaser.

      SECTION 4.3 DESIGNATION OF CERTIFYING PERSON. In order to assure compliance with the requirements of Section 6045 of the Internal Revenue Code of 1986, as amended (the "CODE"), and any related reporting requirements of the Code, the parties hereto agree as follows:

            (a) The Escrow Agent agrees to assume all responsibilities for information reporting required under Section 6045(e) of the Code, and Seller and Purchaser hereby designate the Escrow Agent as the person to be responsible for all information reporting under Section 6045(e) of the Code (the "CERTIFYING PERSON").

            (b) Seller and Purchaser each hereby agree:

                  (i) to provide to the Certifying Person all information and certifications regarding such party, as reasonably requested by the Certifying Person or otherwise required to be provided by a party to the transaction described herein under Section 6045 of the Code; and

                  (ii) to provide to the Certifying Person such party's taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Certifying Person), signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to the Certifying Person is correct.

                                    ARTICLE V
                             INSPECTION OF PROPERTY

      SECTION 5.1 EVALUATION PERIOD.

            (a) For a period (the "EVALUATION PERIOD") ending at 5:00 p.m. Eastern Time on the forty-fifth (45th) day after the Effective Date, Purchaser and its authorized agents and representatives, including consultants (collectively, for purposes of this Article V, the "LICENSEE PARTIES"), shall have the right, subject to the right of any Tenants, to enter upon the Real Property at all reasonable times during normal business hours to perform an inspection of the Property. Purchaser will provide to Seller notice of the intention of Purchaser or the other Licensee Parties to enter the Real Property at least 24 hours prior to such intended entry and specify the intended purpose therefor and the inspections and examinations contemplated to be made and with whom any Licensee Party will communicate. At Seller's option, Seller may be present for any entry, communication and inspection. Purchaser shall not communicate with or contact any of the Tenants without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed. Purchaser may communicate with or contact Authorities regarding the Property without Seller's prior written consent so long as such communication or contact is not reasonably expected to cause an inspection of the Property by such Authorities, provided that, if Purchaser becomes aware that an inspection by any of such Authorities is likely as a result of Purchaser's request for information, then Purchaser shall withdraw such request and not renew such request without first obtaining Seller's prior written consent. Notwithstanding anything to the contrary contained herein, no physical testing or sampling shall be conducted during any such entry by Purchaser or any Licensee Party upon the Real Property without Seller's specific prior written consent, which consent shall not be unreasonably withheld or delayed.

            (b) Seller or an affiliate of Seller (the "MEZZANINE LENDER") shall fund fourteen and 286/1000 percent (14.286%) of the Purchase Price (i.e., approximately Five Million Dollars ($5,000,000), reduced in the same proportion as the Purchase Price in the event Purchaser does not purchase all of the Projects) pursuant to a loan (the "MEZZANINE LOAN") to Purchaser, which loan shall be on terms that include, but are not limited to, the following: (i) the term of the Mezzanine Loan will be five (5) years); (ii) the coupon interest rate will be fifteen percent (15%) per annum, payable at maturity or earlier prepayment by Purchaser; (iii) the payment interest rate will be eleven percent (11%) per annum, payable monthly; (iv) the Mezzanine Loan will be secured by a pledge of the ownership interests in Purchaser to the Mezzanine Lender and the Mezzanine Lender will have recourse only to such ownership interests; (v) the amount of the Mezzanine Loan will be based on the allocated Purchase Price for each Project actually purchased by Purchaser in the event Purchaser purchases fewer than all of the Projects, to the extent permitted by this Agreement; and
(vi) no prepayment penalty will be assessed in the event of a prepayment by Purchaser. During the Evaluation Period, Seller and Purchaser shall agree on the forms of the documents to evidence and secure the Mezzanine Loan (the "MEZZANINE LOAN DOCUMENTS") and, once the Mezzanine Loan Documents have been agreed to, Seller and Purchaser will execute an amendment to this Agreement that reflects such agreed-upon forms. The Mezzanine Loan Documents will contain such terms and conditions as are customary for mezzanine loans by institutional lenders. Seller acknowledges and agrees that the form and substance of the Mezzanine Loan Documents and any intercreditor agreement between the lender (the "SENIOR LENDER") providing Purchaser with financing for the purchase of the property (the "SENIOR LOAN") and the Mezzanine Lender (the "INTERCREDITOR AGREEMENT"), must be acceptable to the Senior Lender in its sole and absolute discretion. Purchaser acknowledges and agrees that the form and substance of the documents evidencing and securing the Senior Loan and the Intercreditor Agreement must be acceptable to the Mezzanine Lender in its sole and absolute discretion. Purchaser further acknowledges and agrees that (x) the original principal amount of the Senior Loan and the Mezzanine Loan shall not, in the aggregate, exceed Thirty-Two Million Dollars ($32,000,000) and in any event Purchaser's equity invested in the Property shall equal or exceed Four Million Five Hundred Thousand Dollars ($4,500,000), in each case reduced in the same proportion as the Purchase Price in the event Purchaser does not purchase all of the Projects, and (y) Purchaser shall pay all reasonable costs incurred by Seller and Mezzanine Lender in connection with the closing of the Mezzanine Loan, including but not limited to attorneys' fees, up to Twenty Thousand Dollars ($20,000).

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      SECTION 5.2 DOCUMENT REVIEW.

            (a) During the Evaluation Period, Purchaser and the Licensee Parties shall have the right to review and inspect, at Purchaser's sole cost and expense, all of the following which, to Seller's Knowledge, are in Seller's possession or control (collectively, the "DOCUMENTS"): all of the Environmental Reports (which Purchaser shall have the right to have updated at Purchaser's sole cost and expense); real estate tax bills, together with assessments (special or otherwise), ad valorem and personal property tax bills, covering the period of Seller's ownership of the Property; current operating statements; the Leases, lease files, Leasing Commission Agreements, Spectrasite Agreements, Service Contracts and Licenses and Permits; engineering reports and studies pertaining to the Property; budgets and appraisals pertaining to the Property; and proposals for work not actually undertaken that are in Seller's files located at the Real Property. Such inspections shall occur at a location selected by Seller, which may be at the office of Seller, Seller's counsel, Seller's property manager, at the Real Property or any of them. Purchaser shall not have the right to review or inspect materials not directly related to the leasing, maintenance and/or management of the Property, including, without limitation, all of Seller's internal memoranda, financial projections, proposals for work not actually undertaken (other than proposals for work not actually undertaken that are in Seller's files located at the Real Property), accounting and tax records and similar proprietary, elective or confidential information.

            (b) Purchaser acknowledges that any and all of the Documents may be proprietary and confidential in nature and have been provided to Purchaser solely to assist Purchaser in determining the desirability of purchasing the Property. Subject only to the provisions of Article XII, Purchaser agrees not to disclose the contents of the Documents or any of the provisions, terms or conditions contained therein to any party outside of Purchaser's organization other than its employees, agents, attorneys, partners, accountants, lenders or investors (collectively, for purposes of this Section 5.2(b), the "PERMITTED OUTSIDE PARTIES"). Purchaser further agrees that within its organization, or as to the Permitted Outside Parties, the Documents will be disclosed and exhibited only to those persons within Purchaser's organization or to those Permitted Outside Parties who are responsible for determining the desirability of Purchaser's acquisition of the Property. Purchaser further acknowledges that the Documents and other information relating to the leasing arrangements between Seller and Tenants are proprietary and confidential in nature. Purchaser agrees not to divulge the contents of such Documents and other information except in strict accordance with the confidentiality standards set forth in this Section
5.2 and Article XII. In permitting Purchaser and the Permitted Outside Parties to review the Documents and other information to assist Purchaser, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created by Seller, and any such claims are expressly rejected by Seller and waived by Purchaser and the Permitted Outside Parties, for whom, by its execution of this Agreement, Purchaser is acting as an agent with regard to such waiver.

            (c) Purchaser acknowledges that some of the Documents may have been prepared by third parties and may have been prepared prior to Seller's ownership of the Property. PURCHASER HEREBY ACKNOWLEDGES THAT, EXCEPT AS OTHERWISE MAY BE EXPRESSLY SET FORTH IN SECTION 8.1 OF THIS AGREEMENT, SELLER HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING THE TRUTH, ACCURACY OR COMPLETENESS OF THE DOCUMENTS OR THE SOURCES THEREOF. SELLER HAS NOT UNDERTAKEN ANY INDEPENDENT INVESTIGATION AS TO THE TRUTH, ACCURACY OR COMPLETENESS OF THE DOCUMENTS AND IS PROVIDING THE DOCUMENTS SOLELY AS AN ACCOMMODATION TO PURCHASER.

      SECTION 5.3 ENTRY AND INSPECTION OBLIGATIONS; TERMINATION OF AGREEMENT.

            (a) Purchaser agrees that in entering upon and inspecting or examining the Property, Purchaser and the other Licensee Parties will not materially disturb the Tenants or materially interfere with the use of the Property pursuant to the Leases; materially interfere with the operation and maintenance of the Real Property or Improvements; damage any part of the Property or any personal property owned or held by Tenants or any other person or entity; injure or otherwise cause bodily harm to Seller or any Tenant, or to any of their respective agents, guests, invitees, contractors and employees, or to any other person or entity; permit any liens to attach to the Real Property by reason of the exercise of Purchaser's rights under this Article V; or reveal or disclose any information obtained concerning the Property and the Documents to anyone outside Purchaser's organization, except in accordance with the confidentiality standards set forth in Section 5.2(b) and Article XII. Purchaser will, and shall cause its contractors to, maintain comprehensive general liability (occurrence) insurance on terms and in amounts reasonably satisfactory to Seller and Workers' Compensation insurance in statutory limits, and, if Purchaser or any Licensee Party performs any physical inspection or sampling at the Real Property, in accordance with Section 5.1, Purchaser shall maintain (if applicable), and shall cause the relevant Licensee Parties to maintain, errors and omissions insurance and contractor's pollution liability insurance on terms and in amounts acceptable to Seller. In each case (other than with respect to Worker's Compensation insurance), such policies shall insure Seller, Purchaser, Mack-Cali Sub XVII, Inc., M-C Texas Management L.P. and such other parties as Seller shall reasonably request, and Purchaser shall deliver to Seller evidence of insurance verifying such coverage prior to entry upon the Real Property or Improvements. Purchaser shall also (i) promptly pay when due the costs of all entry and inspections and examinations done with regard to the Property; (ii) cause any inspection to be conducted in accordance with standards customarily employed in the industry and in compliance with all Governmental Regulations;
(iii) at Seller's request, and upon Seller paying to Purchaser an amount equal to the cost thereof, furnish to Seller any studies, reports or test results received by Purchaser regarding the Property, promptly after such receipt, in connection with such inspection; and (iv) repair any damage to the Real Property or Improvements caused by Purchaser or any Licensee Party to the reasonable satisfaction of Seller.

            (b) Purchaser hereby indemnifies, defends and holds Seller and its partners, agents, directors, officers, employees, successors and assigns (each, an "INDEMNIFIED PARTY") harmless from and against any loss, damage, liability or claim for personal injury or property damage or lien arising from (i) an act (or a failure to act) at, upon or adjacent to the Property by or on behalf of Purchaser or any Licensee Party, Permitted Outside Party or any consultant of any of those, including reasonable attorneys' fees and expenses, and INCLUDING ANY SUCH LOSS, DAMAGE OR CLAIM TO WHICH THE NEGLIGENCE OF SELLER OR ANY OTHER INDEMNIFIED PARTY MAY HAVE CONTRIBUTED, but excluding any such loss, damage or claim if and to the extent caused by the gross negligence or willful misconduct of Seller or any other Indemnified Party, whether prior to or after the date hereof, with respect to the Property or (ii) any violation of the provisions of this Article V.

            (c) In the event that Purchaser determines, after its inspection of the Documents and Real Property and Improvements, that it does not want to proceed with the transaction as set forth in this Agreement, Purchaser shall have the right to terminate this Agreement with respect to all of the Projects by providing written notice to Seller prior to the expiration of the Evaluation Period. In no event may Purchaser terminate this Agreement pursuant to this
Section 5.3(c) with respect to fewer than all of the Projects, thereby electing to proceed to Closing with respect to fewer than all of the Projects. In the event Purchaser terminates this Agreement in accordance with this Section 5.3(c), or under any other right of termination as set forth herein, Purchaser shall have the right to receive a refund of the Earnest Money Deposit, together with all interest which has accrued thereon, and except with respect to the Termination Surviving Obligations, this Agreement shall be null and void and the parties shall have no further obligation to each other. In the event this Agreement is terminated, Purchaser shall return to Seller all copies Purchaser has made of the Documents and, provided Seller pays for such reports, studies, surveys and test results, all copies of any studies, reports, surveys or test results regarding any part of the Property obtained by Purchaser, before or after the execution of this Agreement, in connection with Purchaser's inspection of the Property (collectively, "PURCHASER'S INFORMATION") promptly following the time this Agreement is terminated for any reason, provided, however, that Purchaser shall not be obligated to deliver to Seller any materials of a proprietary nature (such as, for purposes of example only, any financial forecasts or marketing repositioning plans) prepared for Purchaser in connection with the Property, and provided further that Seller acknowledges that any materials delivered to Seller by Purchaser pursuant to the provisions of this Agreement shall be without warranty or representation whatsoever.

      SECTION 5.4 SALE "AS IS." THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT HAS BEEN NEGOTIATED BETWEEN SELLER AND PURCHASER. THIS AGREEMENT REFLECTS THE MUTUAL AGREEMENT OF SELLER AND PURCHASER, AND PURCHASER HAS THE RIGHT TO CONDUCT ITS OWN INDEPENDENT EXAMINATION OF THE PROPERTY. OTHER THAN THE MATTERS EXPRESSLY REPRESENTED IN SECTION 8.1 HEREOF AND REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN ANY DOCUMENTS DELIVERED BY SELLER TO PURCHASER (OR TO ESCROW

AGENT TO BE HELD BY ESCROW AGENT FOR PURCHASER IN THE EVENT OF CLOSING) AT OR BEFORE CLOSING (COLLECTIVELY, THE "SELLER CLOSING DOCUMENTS"), BY WHICH ALL OF THE FOLLOWING PROVISIONS OF THIS SECTION 5.4 ARE LIMITED, PURCHASER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER OR ANY OF SELLER'S AGENTS OR REPRESENTATIVES, AND PURCHASER HEREBY ACKNOWLEDGES THAT NO SUCH REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE.

      EXCEPT FOR REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY CONTAINED IN THIS AGREEMENT AND IN ANY SELLER CLOSING DOCUMENTS, SELLER SPECIFICALLY DISCLAIMS, AND NEITHER SELLER NOR ANY OF SELLER'S AFFILIATES NOR ANY OTHER PERSON IS MAKING, ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO PURCHASER, AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY SELLER OR RELIED UPON BY PURCHASER WITH RESPECT TO THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE PROPERTY, OR ANY PORTION THEREOF, INCLUDING BUT NOT LIMITED TO (A) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (B) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (C) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (D) ANY RIGHTS OF PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (E) ANY CLAIM BY PURCHASER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, WITH RESPECT TO THE IMPROVEMENTS OR THE PERSONAL PROPERTY, (F) THE FINANCIAL CONDITION OR PROSPECTS OF THE PROPERTY AND (G) THE COMPLIANCE OR LACK THEREOF OF THE REAL PROPERTY OR THE IMPROVEMENTS WITH GOVERNMENTAL REGULATIONS, INCLUDING WITHOUT LIMITATION ENVIRONMENTAL LAWS, NOW EXISTING OR HEREAFTER ENACTED OR PROMULGATED, IT BEING THE EXPRESS INTENTION OF SELLER AND PURCHASER THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY SELLER CLOSING DOCUMENTS, THE PROPERTY WILL BE CONVEYED AND TRANSFERRED TO PURCHASER IN ITS PRESENT CONDITION AND STATE OF REPAIR, "AS IS" AND "WHERE IS," WITH ALL FAULTS. PURCHASER REPRESENTS THAT IT IS A KNOWLEDGEABLE, EXPERIENCED AND SOPHISTICATED PURCHASER OF REAL ESTATE, AND THAT IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF PURCHASER'S CONSULTANTS IN PURCHASING THE PROPERTY. PURCHASER HAS BEEN GIVEN A SUFFICIENT OPPORTUNITY HEREIN TO CONDUCT AND HAS CONDUCTED OR WILL CONDUCT SUCH INSPECTIONS, INVESTIGATIONS AND OTHER INDEPENDENT EXAMINATIONS OF THE PROPERTY AND RELATED MATTERS AS PURCHASER DEEMS NECESSARY, INCLUDING BUT NOT LIMITED

TO THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AND WILL RELY UPON SAME AND NOT UPON ANY STATEMENTS OF SELLER (EXCLUDING THE LIMITED MATTERS EXPRESSLY REPRESENTED BY SELLER IN SECTION 8.1 HEREOF OR EXPRESSLY REPRESENTED IN ANY SELLER CLOSING DOCUMENTS) NOR OF ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT OR ATTORNEY OF SELLER. PURCHASER ACKNOWLEDGES THAT ALL INFORMATION OBTAINED BY PURCHASER WAS OBTAINED FROM A VARIETY OF SOURCES, AND SELLER WILL NOT BE DEEMED TO HAVE REPRESENTED OR WARRANTED THE COMPLETENESS, TRUTH OR ACCURACY OF ANY OF THE DOCUMENTS OR OTHER SUCH INFORMATION HERETOFORE OR HEREAFTER FURNISHED TO PURCHASER. SUBJECT TO ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN
SECTION 8.1 AND IN ANY SELLER CLOSING DOCUMENTS, UPON CLOSING, PURCHASER WILL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INSPECTIONS AND INVESTIGATIONS. SUBJECT TO ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 8.1 AND IN ANY SELLER CLOSING DOCUMENTS, PURCHASER ACKNOWLEDGES AND AGREES THAT, UPON CLOSING, SELLER WILL SELL AND CONVEY TO PURCHASER, AND PURCHASER WILL ACCEPT THE PROPERTY, "AS IS, WHERE IS," WITH ALL FAULTS. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS COLLATERAL TO OR AFFECTING THE PROPERTY BY SELLER, ANY AGENT OF SELLER OR ANY THIRD PARTY. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE OR OTHER PERSON, UNLESS THE SAME ARE SPECIFICALLY SET FORTH OR REFERRED TO HEREIN. PURCHASER ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS THE "AS IS, WHERE IS" NATURE OF THIS SALE AND ANY FAULTS, LIABILITIES, DEFECTS OR OTHER ADVERSE MATTERS THAT MAY BE ASSOCIATED WITH THE PROPERTY. PURCHASER, WITH PURCHASER'S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT AND UNDERSTANDS THEIR SIGNIFICANCE AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH HEREIN ARE AN INTEGRAL PART OF THIS AGREEMENT, AND THAT SELLER WOULD NOT HAVE AGREED TO SELL THE PROPERTY TO PURCHASER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH IN THIS AGREEMENT.

      PURCHASER AND PURCHASER'S AFFILIATES FURTHER COVENANT AND AGREE NOT TO SUE SELLER AND SELLER'S AFFILIATES AND RELEASE SELLER AND SELLER'S AFFILIATES OF AND FROM AND WAIVE ANY CLAIM

OR CAUSE OF ACTION, INCLUDING WITHOUT LIMITATION ANY STRICT LIABILITY CLAIM OR CAUSE OF ACTION, THAT PURCHASER OR PURCHASER'S AFFILIATES MAY HAVE AGAINST SELLER OR SELLER'S AFFILIATES UNDER ANY ENVIRONMENTAL LAW, NOW EXISTING OR HEREAFTER ENACTED OR PROMULGATED, RELATING TO ENVIRONMENTAL MATTERS OR ENVIRONMENTAL CONDITIONS IN, ON, UNDER, ABOUT OR MIGRATING FROM OR ONTO THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT, OR BY VIRTUE OF ANY COMMON LAW RIGHT, NOW EXISTING OR HEREAFTER CREATED, RELATED TO ENVIRONMENTAL CONDITIONS OR ENVIRONMENTAL MATTERS IN, ON, UNDER, ABOUT OR MIGRATING FROM OR ONTO THE PROPERTY. NOTWITHSTANDING THE PRECEDING SENTENCE, (I) SUBJECT TO SECTION 8.3, THE PROVISIONS OF THE PRECEDING SENTENCE SHALL NOT APPLY TO ANY BREACH OF A REPRESENTATION OR WARRANTY EXPRESSLY SET FORTH IN SECTION 8.1 BELOW OR IN ANY SELLER CLOSING DOCUMENT, AND (II) IF PURCHASER OR ANY OF PURCHASER'S AFFILIATES IS THE SUBJECT OF ANY CLAIM OR CAUSE OF ACTION BY A THIRD PARTY UNAFFILIATED WITH PURCHASER THAT ALLEGES A WRONGFUL ACT BY SELLER DURING SELLER'S PERIOD OF OWNERSHIP OF THE PROPERTY, THEN PURCHASER OR PURCHASER'S AFFILIATES, AS APPLICABLE, MAY SEEK CONTRIBUTORY DAMAGES FROM SELLER WITH RESPECT TO SUCH CLAIM OR CAUSE OF ACTION. THE TERMS AND CONDITIONS OF THIS SECTION 5.4 WILL EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT OR THE CLOSING, AS THE CASE MAY BE, AND, EXCEPT FOR THE PROVISIONS OF THE PRECEDING SENTENCE THAT ARE LIMITED AS SET FORTH IN SECTION 8.3, WILL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS AND ARE HEREBY DEEMED INCORPORATED INTO THE DEEDS AS FULLY AS IF SET FORTH AT LENGTH THEREIN.

                                   ARTICLE VI
                            TITLE AND SURVEY MATTERS

      SECTION 6.1 SURVEY. Purchaser acknowledges receipt of each Existing Survey. Any modification, update or recertification of an Existing Survey shall be at Purchaser's election. Each Existing Survey together with each update Purchaser has elected to obtain, if any, is herein referred to as an "UPDATED SURVEY." Provided that the transactions contemplated by this Agreement proceed to Closing, Seller shall credit Purchaser at Closing for the actual cost of each Updated Survey, up to Four Thousand Dollars ($4,000.00) per Project, that Purchaser elects to obtain.

      SECTION 6.2 TITLE COMMITMENT.

            (a) Purchaser acknowledges receipt of those certain title insurance commitments issued by the Title Company under Commitment No. 0116591DT for the Monticello Property; Commitment No. 0116648DT for the Metroport Property; Commitment No. 274142CDM for the Landmark Property and Commitment No. 0116592DT for the Republic Property (collectively, the "TITLE COMMITMENT"), together with copies of the title exceptions listed thereon. By the third (3rd) Business Day after the Effective Date (the "OBJECTION DATE"), Purchaser shall provide Seller with written notice of its objection to any matters shown on the Title Commitment or any Existing Survey or Updated Survey if Purchaser deems same unacceptable. Purchaser's objections made in accordance with the preceding sentence are referred to herein as "TITLE OBJECTIONS" or "SURVEY OBJECTIONS," as applicable. In the event Seller does not receive the Title Objections and Survey Objections by the Objection Date, Purchaser will be deemed to have accepted the exceptions to title set forth on the Title Commitment and the matters shown on each Existing Survey and Updated Survey as permitted exceptions (together with any Title Objections and Survey Objections ultimately waived by Purchaser or cured by Seller, the "PERMITTED EXCEPTIONS"). Seller shall cause the Title Company to furnish to Purchaser a preliminary title commitment, by the terms of which the Title Company agrees to issue to Purchaser at Closing, at Seller's sole cost and expense, an owner's policy of title insurance (the "TITLE POLICY") in the amount of the Purchase Price on the then standard TLTA owner's form insuring Purchaser's fee simple indefeasible title to the Real Property, subject only to the terms of such policy and the Permitted Exceptions (including, without limitation, the standard or general exceptions). Seller and Purchaser agree that the Closing shall be conducted by and through the Escrow Agent.

            (b) All ad valorem taxes, water rates or charges, sewer rents and assessments, plus interest and penalties thereon, which on the Closing Date are liens against the Real Property, will be credited against the Purchase Price (subject to the provision for apportionment of taxes, water rates and sewer rents herein contained) and shall not be deemed a Title Objection. If on the Closing Date there shall be financing statements evidencing security interests filed against the Property, such items shall not be Title Objections if (i) the personal property covered by such security interests is no longer in or on the Real Property and Seller signs an affidavit to that effect, or (ii) such personal property is the property of a Tenant, and Seller executes and delivers an affidavit to such effect, or (iii) the financing statement was filed more than five (5) years prior to the Closing Date and was not renewed.

            (c) If on the Closing Date the Real Property shall be affected by any monetary lien which, pursuant to the provisions of this Agreement, is required to be discharged or satisfied by Seller, Seller shall not be required to discharge or satisfy the same of record provided that (i) the money necessary to satisfy the lien is retained by the Title Company at Closing, and the Title Company either omits the lien as an exception from the Title Commitment or insures against collection thereof from out of the Real Property and Improvements, and a credit is given to Purchaser for the recording charges for a satisfaction or discharge of such lien that is recorded promptly after Closing, or (ii) Seller discharges such lien by filing a bond and notices relating thereto in accordance with Texas Property Code Section 53.171 et seq. and the Title Company omits such lien as an exception from the Title Commitment.

            (d) No franchise, transfer, inheritance, income, corporate or other tax (other than ad valorem taxes) open, levied or imposed against Seller or any former owner of the Property, that may be a lien against the Property on the Closing Date, shall be an objection to title if the Title Company either omits the lien as an exception from the Title Commitment or insures against collection thereof from or out of the Real Property and/or the Improvements, and provided further that Seller deposits with the Title Company a sum reasonably sufficient to secure a release of the Property from the lien thereof. If a search of title discloses judgments, bankruptcies, or other returns against other persons having names the same as or similar to that of Seller, Seller will deliver to Purchaser an affidavit stating that such judgments, bankruptcies or other returns do not apply to Seller, and such search results shall not be deemed Title Objections.

      SECTION 6.3 TITLE DEFECT.

            (a) In the event Seller receives any Survey Objection or Title Objection (collectively and individually, a "TITLE DEFECT") within the time periods required under Section 6.2 above, Seller may elect (but shall not be obligated) to attempt to remove, or cause to be removed at its expense, any such Title Defect (provided that Seller shall be obligated to cure those Title Defects described in Section 6.3(b)), and shall provide Purchaser with notice, within seven (7) days of its receipt of any such objection, of its intention to cure any such Title Defect. If Seller elects to attempt or is obligated to cure any Title Defect, the Scheduled Closing Date shall be extended with respect to the relevant Project to the extent necessary in Seller's discretion, for a period not to exceed thirty (30) days, for the purpose of such removal. In the event that (i) Seller elects not to attempt to cure any such Title Defect, or
(ii) Seller is unable to cure any such Title Defect within such thirty (30) day time period, Seller shall so advise Purchaser and Purchaser shall have the right to terminate this Agreement and receive a refund of the Earnest Money Deposit, together with all interest which has accrued thereon, or to waive such Title Defect in a written notice delivered to Seller and proceed to the Closing. In addition, if such Title Defect is the result of Seller acting knowingly and with the intent to prevent Purchaser from purchasing the Property, Purchaser shall be entitled to the remedies set forth in Section 13.1(b). Purchaser shall make such written election within seven (7) days of receipt of Seller's notice. If Purchaser elects to proceed to the Closing, any Title Defects waived by Purchaser shall be deemed Permitted Exceptions. In any such event of termination, Purchaser shall promptly return Purchaser's Information to Seller (provided Seller has paid to Purchaser the amount of the cost of Purchaser's Information other than the cost of copying the Documents), after which neither party shall have any further obligation to the other under this Agreement except for the Termination Surviving Obligations.

            (b) Notwithstanding any provision of this Article VI to the contrary, Seller will be obligated to cure exceptions to title to the Property, in the manner described above, relating to (i) mortgages, deeds of trust, liens and security interests securing any financings to Seller, (ii) any mechanic's liens resulting from work at the Property commissioned by Seller, provided that Seller may elect to discharge any mechanic's liens by filing a bond and notices relating thereto in accordance with Texas Property Code Section 3.171 et seq.,
(iii) any judgment
liens not exceeding Two Hundred Thousand Dollars ($200,000) in the aggregate per Project and (iv) delinquent ad valorem taxes.

                                  ARTICLE VII
             INTERIM OPERATING COVENANTS, ESTOPPELS AND POST-CLOSING
                                   MANAGEMENT

      SECTION 7.1 INTERIM OPERATING COVENANTS. Seller covenants to Purchaser that Seller will:

            (a) OPERATIONS. From the Effective Date until Closing, continue to operate, manage and maintain the Improvements in the ordinary course of Seller's business and substantially in accordance with Seller's present practice, subject to ordinary wear and tear and further subject to Article XI of this Agreement, and including (i) maintaining in full force and effect all insurance policies or replacing such policies with substantially similar policies, (ii) performing and discharging all material obligations and undertakings of Seller under the Leases and not permitting a material default by Seller to occur thereunder, (iii) using and operating the Property in material compliance with any mortgage, ground lease, Lease, Service Contract and insurance policy affecting the Property, and
(iv) not marketing the Property for sale or entering into any discussions or negotiations with a potential purchaser of the Property, provided that if this Agreement has been terminated pursuant to its terms or Seller receives a notice or other communication indicating that Purchaser is seeking or will seek a reduction in the Purchase Price, Seller may market the Property to other potential purchasers and/or enter into direct negotiations or discussions with other potential purchasers. From the Effective Date through the expiration of the Evaluation Period, Seller will notify Purchaser in writing prior to the last day of the Evaluation Period of any new Leases and Leasing Commission Agreements and amendments to existing Leases and Leasing Commission Agreements and provide copies thereof to Purchaser prior to such day, and will notify Purchaser of any real estate tax appeals initiated or settled during such period. After the expiration of the Evaluation Period, Seller shall not amend any existing Lease or Leasing Commission Agreement or enter into any new Lease or Leasing Commission Agreement, or initiate or settle any tax appeal, without Purchaser's prior written consent, which shall not be unreasonably withheld, conditioned or delayed (provided that Purchaser shall have no obligation to consent to any new Lease or Leasing Commission Agreement or amendments to any existing or new Leases or Leasing Commission Agreements unless and until copies of the foregoing certified by Seller as true, correct and complete have been furnished to Purchaser); provided that Purchaser's consent will not be required in connection with the settlement of a tax appeal in the event that the settlement results in an assessed value that is equal to or less than the assessed value of the Real Property and Improvements that was used by the taxing authority to calculate taxes owed for the calendar year prior to the year in which the Closing occurs. Notwithstanding the foregoing, Seller hereby reserves the right, prior to the expiration of the Evaluation Period, to bring suit against, settle disputes with, and negotiate the surrender of the Lease of, defaulting Tenants other than MBRK without the prior consent of Purchaser, provided that Seller shall provide Purchaser with prompt written notice of any such suit, settlement or surrender, and, after the expiration of the Evaluation

Period (or before the expiration of the Evaluation Period with respect to MBRK), to bring suit against, settle disputes with, and negotiate the surrender of the Lease of, any defaulting Tenant, including MBRK, with the prior written consent of Purchaser, which consent may be withheld in Purchaser's sole and absolute discretion, provided that Purchaser's consent shall not be required for a settlement with MBRK if Purchaser receives the MBRK Credit at Closing in accordance with Section 10.4(b) and, as a result of such settlement, Purchaser receives the remainder of the MBRK Rental due to Purchaser under the MBRK Lease.

            (b) COMPLIANCE WITH GOVERNMENTAL REGULATIONS. From the Effective Date until Closing, not take any action that Seller knows would result in a failure to comply in all material respects with all Governmental Regulations applicable to the Property, it being understood and agreed that prior to Closing, Seller will have the right to contest any such Governmental Regulations.

            (c) SERVICE CONTRACTS. From the Effective Date through the expiration of the Evaluation Period, Seller will notify Purchaser in writing prior to the last day of the Evaluation Period of any new Service Contracts or amendments to existing Service Contracts and provide copies thereof to Purchaser prior to such day. After the expiration of the Evaluation Period, Seller shall not amend any existing Service Contract or enter into a new Service Contract without Purchaser's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, provided that Purchaser's consent shall not be required if such Service Contract is terminable on thirty (30) days notice without penalty to Purchaser. Seller agrees to cancel and terminate, effective as of the Closing Date, Seller's management agreements and any other Service Contracts that are terminable without penalty unless Purchaser requests in writing, prior to the expiration of the Evaluation Period, that one or more remain in effect after Closing.

            (d) NOTICES. To the extent received by Seller, from the Effective Date until Closing, promptly deliver to Purchaser copies of written default notices, notices of lawsuits and notices of violations affecting the Property.

            (e) UPDATES. Up to and through the Closing, promptly advise Purchaser, in writing, of any material changes to the representations set forth in Section 8.1.

            (f) LICENSES AND PERMITS. Seller shall not, before or after Closing, release or modify any Licenses and Permits except with the prior written consent of Purchaser, which shall not be unreasonably withheld, conditioned or delayed.

            (g) SPECTRASITE AGREEMENTS. Seller will not amend the Spectrasite Agreements without Purchaser's prior written consent, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that no such consent of Purchaser shall be required with respect to any amendment of a Spectrasite Agreement that does not either (i) increase the monetary obligations of the property owner(s) affected by such amendment or (ii) decrease the amounts, if any, to be paid to the property owner(s) under the applicable Spectrasite Agreement as long as, in each instance in which a Spectrasite Agreement is amended, Seller notifies Purchaser in writing of the same as soon as reasonably practicable thereafter.

            (h) RETURN OF EARNEST MONEY DEPOSIT. In the event of a termination of this Agreement after which Purchaser is entitled to receive a refund of all or a portion of the Earnest Money Deposit and the interest thereon, Seller shall promptly execute and deliver to the Escrow Agent such documents as may reasonably be required in connection therewith.

      SECTION 7.2 ESTOPPELS. It will be a condition to Closing that Seller obtain from each Major Tenant (other than MBRK, which is a Tenant at the Monticello Property) and, to the extent required to bring the aggregate rented square footage covered to no less than 75% of the aggregate rented square footage of the buildings located at each Project (which aggregate rented square footage shall not include the area covered by the Lease referenced above in this
Section 7.2), other Tenants, an executed estoppel certificate in the form, or limited to the substance, prescribed by each Major Tenant's or, as applicable, other Tenant's Lease, executed by the applicable Tenant to be effective as of a date not earlier than twenty (20) days prior to the Scheduled Closing Date, provided that, without abrogating the generality of the foregoing, Purchaser acknowledges that an estoppel certificate from William F. Smith Enterprises, Inc. that otherwise complies with the requirements of this Section 7.2 but shows such tenant to be in arrears in rent payments shall be an acceptable estoppel certificate hereunder. Notwithstanding the foregoing, Seller agrees to request, no later than ten (10) days after the expiration of the Evaluation Period, that each Major Tenant and other Tenant in such buildings execute an estoppel certificate in the form annexed hereto as EXHIBIT H, and Seller shall use good faith efforts to obtain same. Seller shall not be in default of its obligations hereunder if any Major Tenant or other Tenant fails to deliver an estoppel certificate, or delivers an estoppel certificate which is not in accordance with this Agreement. If Seller delivers an estoppel certificate that is required to be delivered pursuant to this Agreement, but that is not in accordance with this Agreement, unless such requirement is waived in writing by Purchaser, the Scheduled Closing Date shall be extended as provided in Section 9.2(b) or
Section 9.2(c), as applicable, to obtain from such Tenant an estoppel certificate that is in accordance with this Agreement. If the Scheduled Closing Date is extended under any of Sections 9.2(b) or 9.2(c), and, by reason of such extension, any estoppel certificate that is required hereunder has an effective date that is more than thirty-five (35) days before the Extended Closing Date, and if the Senior Lender requires an updated estoppel certificate, then Seller shall make commercially reasonable efforts to obtain updated replacement estoppels but, if Seller is unable to obtain one or more updated estoppels after having made such efforts, Seller may satisfy its obligation to deliver such estoppels from Tenants other than Major Tenants (and with respect to Major Tenants if approved by the Senior Lender) by providing an estoppel certificate in the form, or having the substance, prescribed by the Lease for each such Tenant, and covering the time period between the date of the estoppel certificate previously obtained from such Tenant until the date to which the Scheduled Closing Date has been extended, which Purchaser agrees to accept as a valid and binding estoppel certificate. Each Friday prior to the Closing, Seller shall send to Purchaser a copy of each estoppel certificate received by Seller during the previous week.

      SECTION 7.3 Seller shall obtain (a) approval from its Board of Directors (or its general partner's Board of Directors) to proceed to Closing and (b) a waiver from certain holders of Mack-Cali Realty, L.P. units of all of their rights of first offer (the "RIGHT OF FIRST OFFER") with respect to each of the Projects (other than the Project relating to the Republic Property) under the Contribution and Exchange Agreement among the MK Contributors, the MK Entities, the Patriot Contributors, the Patriot Entities, Patriot American Management and Leasing Corp., Cali Realty, L.P. and Cali Realty Corporation, dated September 18, 1997, and shall provide written evidence to Purchaser of such approval and waiver, no later than 5 p.m. Eastern Time on the tenth (10th) Business Day after the Effective Date (the "OUTSIDE APPROVAL DATE"). Failure by Seller to obtain said approval and waiver shall not be deemed a default hereunder, but if Seller fails to obtain such approval and waiver, and provide written evidence thereof to Purchaser, on or before the Outside Approval Date, then Purchaser shall have the right to terminate this Agreement by written notice to Seller at any time thereafter until such written evidence is delivered to Purchaser, and in the event of such termination, Purchaser shall receive a refund of the Earnest Money Deposit and this Agreement shall be of no further force and effect, except for the Termination Surviving Obligations, which shall survive any such termination.

                                  ARTICLE VIII
                         REPRESENTATIONS AND WARRANTIES

      SECTION 8.1 SELLER'S REPRESENTATIONS AND WARRANTIES. The following constitute the sole representations and warranties of Seller, which representations and warranties shall be true as of the Effective Date and, subject to Section 10.3(j), the Closing Date. Subject to the limitations set forth in Section 8.3 of this Agreement, Seller represents and warrants to Purchaser the following:

            (a) STATUS. Seller is a limited partnership, duly organized and validly existing under the laws of the State of Texas.

            (b) AUTHORITY. Subject to Section 7.3 above, the execution and delivery of this Agreement and the performance of Seller's obligations hereunder have been or will be duly authorized by all necessary action on the part of Seller, and this Agreement constitutes the legal, valid and binding obligation of Seller.

            (c) NON-CONTRAVENTION. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority or conflict with, result in a breach of, or constitute a default under the organizational documents of Seller, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement (other than the Right of First Offer with respect to which Seller is obligated to obtain a waiver as set forth in Section 7.3) or instrument to which Seller is a party or by which it is bound.

            (d) SUITS, PROCEEDINGS AND VIOLATIONS. Except as listed in EXHIBIT I, there are no legal actions, suits or similar proceedings pending and served, or, to Seller's Knowledge, threatened in writing against Seller or the Property which (i) are not adequately covered by existing insurance and (ii) if adversely determined, would materially and adversely affect the value of the Property, the continued operations thereof, Seller's ability to consummate the transactions contemplated hereby, or the validity or enforceability of this Agreement. To Seller's Knowledge, except as listed in EXHIBIT I, Seller has not received any written notice of any violations with respect to the Property of any Governmental Regulations that have not been cured. Seller hereby reserves the right to negotiate and settle, before and, to the extent permitted under
Section 10.4(b), after Closing, any legal action relating to the MBRK Lease, and Purchaser hereby acknowledges that any awards or proceeds resulting therefrom shall be allocated to Seller and Purchaser as set forth in Section 10.4(b).

            (e) NON-FOREIGN ENTITY. Seller is not a "foreign person" or "foreign corporation" as those terms are defined in the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

            (f) TENANTS. As of the date of this Agreement, the only tenants of the Property are the Tenants set forth in the Lease Schedule listed on EXHIBIT
F. The Documents made available to Purchaser pursuant to Section 5.2 hereof include true, correct and complete copies of all of the Leases listed on EXHIBIT
F. None of the Leases and none of the rents or other amounts payable thereunder have been assigned, pledged or encumbered by Seller except for any assignments, pledges or encumbrances that will be released at or before the Closing. There are no leases or occupancy agreements in effect with respect to the Property other than the Leases or as contained in the Leases, and the only concessions made to Tenants are those that are set forth in the Leases.

            (g) DEFAULTS; RENT ROLLS. To Seller's Knowledge, (i) all written default notices to or from any Tenant are or will be included in the Documents,
(ii) there are no existing material defaults by Tenants under the Leases except as may be set forth on the schedule of Arrearages attached hereto as EXHIBIT K, and (iii) Seller has not received any written notice of any material landlord defaults under the Leases that have not been cured other than the alleged default that is the subject matter of the suit listed as the first item on
EXHIBIT I. To Seller's Knowledge, the Rent Rolls attached hereto as EXHIBIT N-1, EXHIBIT N-2, EXHIBIT N-3, and EXHIBIT N-4 are true and accurate in all material respects as of the respective dates set forth thereon.

            (h) SERVICE CONTRACTS AND SEPARATION AGREEMENTS. To Seller's Knowledge (i) none of the service providers listed on EXHIBIT E is in default under any Service Contract and (ii) Seller is not in default under any Service Contract. The Documents made available to Purchaser pursuant to Section 5.2 hereof include true, correct and complete copies of the Spectrasite Agreements and all Service Contracts listed on EXHIBIT E under which Seller is currently paying for services rendered in connection with the Property. There are no management, service, supply, maintenance, employment or other contracts in effect with respect to the Property of any nature whatsoever, written or oral, which could be binding on Purchaser after Closing, other than (x) the Service Contracts listed on EXHIBIT E hereof and (y) the Spectrasite Agreements. To Seller's Knowledge, Seller has performed all of its current, material obligations under the Spectrasite Agreements and each of the Service Contracts.

            (i) HAZARDOUS SUBSTANCES. To Seller's Knowledge, Seller has not received any written notice that Seller or any previous owner, tenant, occupant or user of the Property, or any other person or entity, has engaged in or permitted any operations or activities upon, or any use or occupancy of the Property or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Substances on, under, in or about the Property in violation of any Governmental Regulations. To Seller's Knowledge, Seller has not received any written notice that any Hazardous Substances have migrated from or to the Property in violation of any Environmental Laws. To Seller's Knowledge, Seller has not received any written notice that the Property or its existing or prior uses fail or failed to materially comply with Environmental Laws. To Seller's Knowledge, Seller has not received any written notice of any permits, licenses or other authorizations required under any Environmental Laws with respect to the current uses of the Property, which have not been obtained and complied with. To Seller's Knowledge, Seller has not received any written notice of any alleged violation of Environmental Laws in connection with the Property or any liability for environmental damage in connection with the Property for which Seller (or Purchaser after Closing) may be liable. Notwithstanding the foregoing, each and every representation and warranty set forth in this subparagraph is modified and superseded by any and all information and documentation contained in the Environmental Reports set forth on EXHIBIT M.

            (j) CONDEMNATION PROCEEDINGS. To Seller's Knowledge, Seller has received no written notice of any condemnation or eminent domain proceeding pending or threatened against the Property or any part thereof.

            (k) LABOR AND EMPLOYMENT MATTERS. Neither Seller nor M-C Texas Management L.P. is a party to any oral or written employment contracts or agreements with respect to the Property, other than the Separation Agreements.

            (l) BANKRUPTCY. Seller is not insolvent and has not (i) made a general assignment for the benefit of creditors; (ii) filed a petition for bankruptcy or commenced any other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any debtor relief laws; or (iii) had any involuntary case, proceeding or other action commenced against it that seeks to have any order for relief entered against it, as debtor, under any debtor relief laws.

            (m) NO COMMITMENTS. To Seller's Knowledge, Seller has not made any binding commitments (other than with respect to the payment of taxes and special assessments and in connection with ordinary utility services) that have not been fulfilled to any Authority, utility company, school board, church or other religious body or property owners association, or any other organization or individual relating to the Property (other than those that may be contained in the Leases or in a recorded document) that would impose an obligation upon Purchaser or its successors or assigns to make any contribution or dedication of money or land or to construct, install or maintain any improvements of a public or private nature on or off the Property.

            (n) LEASING COMMISSIONS. No brokerage or leasing commissions or other compensations are due or payable to any person, firm, corporation or other entity with respect to or on account of any of the Leases or any extensions or renewals thereof other than pursuant to Leasing Commission Agreements. The Documents to be made available to Purchaser for review pursuant to Section 5.2 hereof include copies of all Leasing Commission Agreements listed on EXHIBIT L.

            (o) NO OPTIONS. To Seller's Knowledge, except for persons or entities that have a Right of First Offer or as set forth in the Leases or any other Documents made available to Purchaser to review, no third party has any option to purchase all or any part of the Property.

      SECTION 8.2 PURCHASER'S REPRESENTATIONS AND WARRANTIES. Purchaser represents and warrants to Seller the following:

            (a) STATUS. Centennial Acquisition Company and Ashwood American Properties, Inc. are each duly organized and validly existing corporations under the laws of the State of Texas.

            (b) AUTHORITY. The execution and delivery of this Agreement and the performance of Purchaser's obligations hereunder have been duly authorized by all necessary action on the part of Purchaser and this Agreement constitutes the legal, valid and binding obligation of Purchaser.

            (c) NON-CONTRAVENTION. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority or conflict with, result in a breach of or constitute a default under the organizational documents of Purchaser, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Purchaser is a party or by which it is bound.

            (d) CONSENTS. No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of the transactions contemplated hereby.

      SECTION 8.3 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Seller set forth in Section 8.1 or in any Seller Closing Documents, the covenants of Seller set forth in Section 7.1 and the certifications contained in any Seller estoppels delivered under Section 7.2, if any, will survive the Closing for a period of twelve (12) months, after which time they will merge into the Deeds. Purchaser will not have any right to bring any action against Seller as a result of any untruth or inaccuracy of such representations, warranties or certifications, or any such breach, unless and until the aggregate amount of all liability and losses arising out of any such untruth or inaccuracy, or any such breach, exceeds Twenty-Five Thousand Dollars ($25,000) per Project from the first dollar. In addition, in no event will Seller's liability for all such breaches exceed, in the aggregate, the sum of One Million and No/100 Dollars ($1,000,000.00) per Project. Seller shall have no liability with respect to any such representation, warranty, certification or covenant if, prior to the Closing, Purchaser has knowledge of any breach of such representation, warranty, certification or covenant, or any Document made available for Purchaser's review, tenant estoppel certificate, due diligence test, investigation or inspection of the Property by Seller, or written disclosure by Seller or Seller's agents and employees discloses one or more facts that conflict with any such representation, warranty, certification or covenant, and Purchaser nevertheless consummates the transaction contemplated by this Agreement. The Closing Surviving Obligations and the Termination Surviving Obligations will survive Closing or termination of this Agreement, as applicable, without limitation unless a specified period is otherwise provided in this Agreement. All other representations, warranties, covenants and agreements made or undertaken by Seller under this Agreement, unless otherwise specifically provided herein, will not survive the Closing but will be merged into the Deeds and other Closing documents delivered at the Closing.

                                   ARTICLE IX
                         CONDITIONS PRECEDENT TO CLOSING

      SECTION 9.1 CONDITIONS PRECEDENT TO OBLIGATION OF PURCHASER. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which, other than the condition set forth in Section 9.1(g), may be waived by Purchaser in its sole discretion:

            (a) Seller shall have delivered to Escrow Agent all of the items required to be delivered to Purchaser pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 10.3.

            (b) All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under this Agreement or not materially adverse to Purchaser).

            (c) Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the Closing Date.

            (d) The estoppel letters required to be delivered at Closing pursuant to this Agreement shall have been obtained and delivered and shall reflect no facts at material adverse variance with the facts disclosed in the Leases and any related correspondence provided to Purchaser during the Evaluation Period in accordance with Section 5.2 hereof.

            (e) Except for those matters of which Seller has given written notice to Purchaser or with respect to which Purchaser otherwise had knowledge prior to the end of the Evaluation Period, on the Closing Date, there shall be
(i) no pending litigation seeking to enjoin the consummation of the sale and purchase hereunder and (ii) no pending or threatened litigation to recover fee title to the Property, or any part thereof or any interest therein.

            (f) Purchaser shall have received a marked Title Commitment from the Title Company identifying only Permitted Exceptions on the Schedule B attached thereto and with (i) the standard exception for parties in possession modified to refer only to parties in possession as tenants or licensees under Leases set forth on a schedule attached thereto, which schedule shall correspond to the Lease Schedule delivered to Purchaser at Closing, (ii) the standard pre-printed exceptions as to unrecorded easements, visible and apparent easements, public or private roadways, or other matters which would be disclosed by an inspection of the Property deleted (if Purchaser has obtained an Updated Survey of the relevant Project that is satisfactory to the Title Company), and (iii) with the standard exception as to mechanic's, materialmen's or similar liens or other matters relating to the completion of construction and payment of bills with respect thereto deleted.

            (g) Neither the Project located at the Monticello Property nor the Project located at the Republic Property shall be an Affected Project.

      SECTION 9.2 CONDITIONS PRECEDENT TO OBLIGATION TO SELLER.

            (a) The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing (or as otherwise provided) of all of the following conditions, any or all of which, other than the condition set forth in Section 9.2(a)(vi), may be waived by Seller in it sole discretion:

                  (i) Escrow Agent shall have received the Purchase Price as adjusted pursuant to, and payable in the manner provided for in, this Agreement, and Purchaser shall have provided written authority to Escrow Agent to release such amount to Seller.

                  (ii) Purchaser shall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in
            Section 10.2.

                  (iii) All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under this Agreement or not materially adverse to Seller).

                  (iv) Purchaser shall have performed and observed, in all
            material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the Closing Date.

                  (v) Purchaser shall have delivered to Seller, before the
            expiration of the Evaluation Period, a notice setting forth the names of those persons currently employed at the Property by Seller to whom Purchaser will make an offer of employment at a level of compensation equal to or higher than such employee's current level of compensation (the "Employee Notice"); and if Purchaser intends to make no such offers, the Purchaser shall so state in the Employee Notice.

                  (vi) Neither the Project located at the Monticello Property nor the Project located at the Republic Property shall be an Affected Project.

            (b) Notwithstanding Section 9.2(a) or any other provision in this Agreement to the contrary, if, on the Scheduled Closing Date, the conditions precedent to Purchaser's obligation to close have been satisfied (or Purchaser has waived, in writing, any unsatisfied conditions precedent) with respect to only three (3) of the Projects, then:

                  (i) Purchaser shall waive in writing any unsatisfied
            conditions precedent with respect to the Affected Project and proceed to Closing on the original Scheduled Closing Date with respect to all of the Projects; or

                  (ii) Purchaser shall proceed to Closing on the original
            Scheduled Closing Date with respect to all of the Projects other than the Affected Project and, with respect to the Affected Project only, the Closing shall be deferred until the fifteenth (15th) day after the Scheduled Closing Date (such 15-day period being referred to herein as the "CONDITIONS PRECEDENT CURE PERIOD" and the last day of such 15-day period being referred to herein as the "EXTENDED CLOSING DATE"), at which time Purchaser shall either (A) proceed to Closing on the Extended Closing Date with respect to the Affected Project if all conditions precedent relating thereto have been satisfied (or Purchaser may proceed to Closing even if all conditions precedent have not yet been satisfied, thereby waiving all such unsatisfied conditions precedent) or (B) if the conditions precedent have not yet been satisfied (or waived by Purchaser) with respect to the Affected Project, and if at any time prior to the date that is fifteen (15) days after the Extended Closing Date (such 15-day period being referred to herein as the "SECOND CONDITIONS PRECEDENT CURE PERIOD") all of the conditions precedent for the Affected Project are satisfied, Purchaser shall, on the date that is two (2) Business Days after receipt by Purchaser of notice from Seller of such satisfaction (and evidence thereof if not already received by Purchaser), proceed to Closing with respect to such Affected Project.

            (c) Notwithstanding Section 9.2(a) or any other provision in this Agreement to the contrary, if, on the Scheduled Closing Date, the conditions precedent to Purchaser's obligation to close have been satisfied with respect to fewer than three (3) of the Projects, then Purchaser may proceed to Closing on the original Scheduled Closing Date with respect to all of the Projects (thereby waiving any unsatisfied conditions precedent with respect to the Affected Projects) or, if Purchaser does not elect to waive the unsatisfied conditions precedent, the Scheduled Closing Date with respect to all of the Projects will be extended to the Extended

Closing Date so that Seller will have the opportunity to satisfy such conditions precedent, and upon the Extended Closing Date:

                  (i) if none of the Projects remain Affected Projects,
            Purchaser shall proceed to Closing with respect to all of the Projects; or

                  (ii) if one of the Projects remains an Affected Project, then
            Purchaser shall proceed to Closing on the other three (3) Projects and, with respect to the Affected Project, (A) Purchaser may proceed to Closing on the Extended Closing Date, thereby waiving all conditions precedent that have not yet been satisfied, or (B) if Purchaser does not elect to proceed to Closing with respect to the Affected Project on the Extended Closing Date, then, if at any time during the Second Conditions Precedent Cure Period all of the conditions precedent for the Affected Project are satisfied, Purchaser shall, on the date that is two (2) Business Days after receipt by Purchaser of notice from Seller of such satisfaction (and evidence thereof if not already received by Purchaser), proceed to Closing with respect to such Affected Project; or

                  (iii) if two or more of the Projects remain Affected Projects, then Purchaser may (A) proceed to Closing with respect to all of the Projects on the Extended Closing Date, thereby waiving all conditions precedent that have not yet been satisfied, or (B) proceed to Closing with respect to any three (3) of the Projects (provided that the Projects with respect to which Purchaser proceeds to Closing must include all of the Projects that are no longer Affected Projects), thereby waiving all conditions precedent with respect to such Projects, if any, that have not yet been satisfied, in which event if at any time during the Second Conditions Precedent Cure Period all of the conditions precedent for the remaining Affected Project are satisfied, Purchaser shall, on the date that is two (2) Business Days after receipt by Purchaser of notice from Seller of such satisfaction (and evidence thereof if not already received by Purchaser), proceed to Closing with respect to such Affected Project, or (C) elect not to proceed to Closing with respect to any of the Projects, in which event if at any time during the Second Conditions Precedent Cure Period all of the conditions precedent for the remaining Affected Projects or all but one of the remaining Affected Projects are satisfied, Purchaser shall, on the date that is two (2) Business Days after receipt by Purchaser of notice from Seller of such satisfaction (and evidence thereof if not already received by Purchaser), proceed to Closing with respect to all of the Projects (or three (3) of the Projects if one remains an Affected Project).

If, at the end of the Second Conditions Precedent Cure Period either the Project located at the Monticello Property or the Project located at the Republic Property remains an Affected Project, this Agreement shall terminate automatically with respect to all of the Projects. Purchaser may not, in any event, terminate this Agreement for failure of condition with respect to any Project until the expiration of the Second Conditions Precedent Cure Period.

            (d) Notwithstanding anything to the contrary in this Section 9.2, in no event may Purchaser proceed to Closing with respect to any Project unless (i) such Closing includes the purchase of the Projects located at the Monticello Property and the Republic Property or (ii) Purchaser has previously closed on those two Projects.

            (e) In the event of the termination of this Agreement with respect to any Project under this Section 9.2, Purchaser shall have a right to receive, within five (5) Business Days thereafter, a refund of the Earnest Money Deposit allocated to each such Project, together with all interest which has accrued thereon, and except with respect to the Termination Surviving Obligations pertaining to any such Project, this Agreement shall be null and void and the parties shall have no further obligations to each other with respect to such Project. Nothing in this Section 9.2(d) is intended to supersede any of the provisions of Section 13.1.

                                    ARTICLE X
                                     CLOSING

      SECTION 10.1 CLOSING. The consummation of the transaction contemplated by this Agreement by delivery of documents and payments of money shall take place at 12:00 p.m. Central Time on the Scheduled Closing Date at the offices of the Escrow Agent. At Closing, the events set forth in this Article X will occur, it being understood that the performance or tender of performance of all matters set forth in this Article X are mutually concurrent conditions which may be waived by the party for whose benefit they are intended. The acceptance of the Deeds by Purchaser shall be deemed to be full performance and discharge of each and every agreement and obligation on the part of Seller to be performed hereunder at or prior to Closing unless otherwise specifically provided herein.

      SECTION 10.2 PURCHASER'S CLOSING OBLIGATIONS. On the Closing Date, Purchaser, at its sole cost and expense, will deliver the following items to Escrow Agent at Closing as provided herein:

            (a) The Purchase Price, after all adjustments are made as herein provided, by Federal Reserve wire transfer of immediately available funds, in accordance with the timing and other requirements of Section 3.3;

            (b) The Mezzanine Loan Documents to be executed by Purchaser and the Senior Lender's executed counterpart of the Intercreditor Agreement in the form agreed to in accordance with Section 5.1(b) above;

            (c) Two counterpart originals of each Assignment of Leases, duly executed by Purchaser;

            (d) Two counterpart originals of each Assignment, duly executed by Purchaser;

            (e) Evidence reasonably satisfactory to Seller that the person executing the Assignments of Leases, the Assignments, and the Tenant Notice Letters on behalf of Purchaser has full right, power and authority to do so;

            (f) Form of written notice executed by Purchaser and to be addressed and delivered to the Tenants by Purchaser in accordance with Section 10.6 herein, (i) acknowledging the sale of the Property to Purchaser, (ii) acknowledging, if applicable, that Purchaser has received and that Purchaser is responsible for the Security Deposit (specifying the exact amount of the Security Deposit) and (iii) indicating that rent should thereafter be paid to Purchaser and giving instructions therefor (the "TENANT NOTICE LETTERS");

            (g) A counterpart original of the Closing Statement, duly executed by Purchaser;

            (h) A certificate, dated as of the date of Closing, stating (i) that the representations and warranties of Purchaser contained in Section 8.2 are true and correct in all material respects as of the Closing Date (with appropriate modifications to reflect any changes therein) or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change and (ii) that Purchaser has extended an offer of employment to those persons, if any, listed on the Employee Notice at a level of compensation equal to or higher than the level of compensation such person was earning as Seller's employee as of the Closing Date. In no event shall Purchaser be liable to Seller for, or be deemed to be in default hereunder if any representation or warranty is not true and correct in all material respects; PROVIDED, HOWEVER, that such event shall constitute the non-fulfillment of the condition set forth in Section 9.2(a)(iii); PROVIDED FURTHER that such limitation of liabilities and waiver of default in the event of Closing shall not apply with respect to the representation and warranty set forth in 10.2(h)(ii) above. If, despite changes or other matters described in such certificate, the Closing occurs, Purchaser's representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate; and

            (i) Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transaction which is the subject of this Agreement.

      SECTION 10.3 SELLER'S CLOSING OBLIGATIONS. At the Closing, Seller will deliver to Escrow Agent the following documents:

            (a) A special warranty deed for each Project with covenants against the grantor's acts (each, a "DEED"), duly executed and acknowledged by Seller, conveying to Purchaser the Real Property and the Improvements subject only to the relevant Permitted Exceptions;

            (b) A blanket assignment and bill of sale for each Project in the form attached hereto as EXHIBIT C (each, a "BILL OF SALE"), duly executed by Seller, assigning and conveying to Purchaser, without representation or warranty, title to the Personal Property;

            (c) Two counterpart originals of an assignment and assumption of Seller's interest, as lessor, in the Leases and Security Deposits for each Project in the form attached hereto as EXHIBIT B (each, an "ASSIGNMENT OF LEASES"), duly executed by Seller, conveying and assigning to Purchaser all of Seller's right, title and interest, as lessor, in the Leases and Security Deposits;

            (d) Two counterpart originals of an assignment and assumption of Seller's interest in the Spectrasite Agreements, the Service Contracts being assumed by Purchaser and the Licenses and Permits for each Project in the form attached hereto as EXHIBIT A (each, an "ASSIGNMENT"), duly executed by Seller, conveying and assigning to Purchaser all of Seller's right, title, and interest, if any, in the Service Contracts being assumed by Purchaser, the Licenses and Permits and the Spectrasite Agreements (only to the extent the Spectrasite Agreements pertain to the Property), together with consents to such assignments to the extent required by the relevant agreement, license or permit and obtained by Seller, provided that Seller shall be obligated only to make commercially reasonable efforts to obtain such required consents and Seller's failure to do so shall not constitute a failure of a condition precedent to Closing or a default under this Agreement and Purchaser shall not have a right to terminate this Agreement or pursue any other remedy hereunder if Seller is unable to obtain any such consent;

            (e) The Tenant Notice Letters, duly executed by Seller, provided that, at least five (5) Business Days prior to Closing, Purchaser shall provide to Seller, in writing, the name and address to which Rental is to be paid after Closing and, if such information is so delivered, Seller shall prepare the Tenant Notice Letters for Purchaser's signature as required under Section 10.2(f);

            (f) The Mezzanine Loan Documents to be executed by Seller and the Mezzanine Lender's executed counterpart of the Intercreditor Agreement in a form satisfactory to the Mezzanine Lender in its sole and absolute discretion;

            (g) Evidence reasonably satisfactory to Purchaser and Title Company that the person executing the documents delivered by Seller pursuant to this
Section 10.3 on behalf of Seller has full right, power, and authority to do so;

            (h) A certificate in the form attached hereto as EXHIBIT J ("CERTIFICATE AS TO FOREIGN STATUS") certifying that Seller is not a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1986, as amended;

            (i) Copies of the Spectrasite Agreements, all original Leases, to the extent in Seller's possession or control (or copies where originals are not available), all original Licenses and Permits and Service Contracts being assumed by Purchaser in Seller's possession or control (or copies where originals are not available), and all Documents, all of which may remain on site at the Project to which they pertain and need not be delivered to the location of the Closing;

            (j) A certificate, dated as of the date of Closing, stating that the representations and warranties of Seller contained in Section 8.1 are true and correct in all material respects as of the Closing Date (with appropriate modifications to reflect any changes therein as permitted by this Agreement) or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In no event shall Seller be liable to Purchaser for, or be deemed to be in default hereunder, if any representation or warranty is not true and correct in all material respects (unless Seller failed to perform covenants under this Agreement and such failure caused such representation or warranty to no longer be true and correct in all material respects, in which event Purchaser shall be entitled to the remedy set forth in the second sentence of Section 13.1(b), or unless Seller knowingly and intentionally made a representation or warranty that was materially untrue at the time it was made, in which event Purchaser shall be entitled to all of the remedies set forth in Section 13.1(b)); PROVIDED, HOWEVER, that such event shall constitute the non-fulfillment of the condition set forth in Section 9.1(b), entitling Purchaser to terminate this Agreement by written notice to Seller and receive the prompt return of the Earnest Money Deposit from the Escrow Agent, together with the interest earned thereon, whereupon Purchaser and Seller will have no further rights or obligations under this Agreement, except with respect to the Termination Surviving Obligations. Notwithstanding anything herein to the contrary, however, if, after the expiration of the Evaluation Period, any representation and warranty provided by Seller in Sections 8.1(d) (except to the extent such legal actions, suits or proceedings are not adequately covered by insurance and relate to (1) violations of Environmental Laws which, if adversely determined, would materially and adversely affect the value of a Project or the continued operations thereof or (2) Seller's ability to consummate the transactions contemplated hereby or (3) the validity or enforceability of this Agreement), (g) (other than subpart (iii) thereof), (h) (only subpart (i) of the first sentence and, to the extent relating to a Service Contract not being assumed by Purchaser at Closing or relating to a Service Contract that is terminable upon thirty (30) days notice or less, subpart (ii) of the first sentence), (i) (but only to the extent that such change would not have a material adverse effect on the value of a Project or continued operations thereof), or (j) above is no longer true and correct in all material respects (with appropriate modifications to reflect any changes therein as permitted by this Agreement) and is disclosed accordingly by Seller to Purchaser, Purchaser shall not be entitled to terminate this Agreement as a result thereof unless the inaccurate representation prevents Purchaser from obtaining its intended financing for its acquisition of the Property. If, despite changes or other matters described in such certificate, the Closing occurs, Seller's representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate; and

            (k) The Lease Schedule and Rent Rolls, updated to show any changes, dated no more than five (5) days prior to the Closing Date, and certified by Seller as being, to Seller's Knowledge, true and accurate in all material respects.

            (l) Such affidavits or other documents as may reasonably be required by the Title Company to issue each Title Policy subject only to the Permitted Exceptions and to modify or eliminate the standard exceptions described in
Section 9.1(f) above.

            (m) The marked-up Title Commitments required by Section 9.1(f) above.

            (n) To the extent in Seller's possession or control, originals of complete sets of all architectural, mechanical, structural, electrical and as-built plans and specifications used in connection with (i) the construction of or alterations or repairs to each Project and (ii) the initial construction of the Improvements, all of which may remain on site at the Project to which they pertain and need not be delivered to the location of the Closing.

            (o) All current unpaid real estate and personal property tax bills relating to each Project and in Seller's possession or control, all of which may remain on site at the Project to which they pertain and need not be delivered to the location of the Closing.

            (p) All Documents in Seller's possession or control that are necessary to maintain the continuity of operation of the Property, all of which may remain on site at the Project to which they pertain and need not be delivered to the location of the Closing.

            (q) To the extent in Seller's possession or control, (i) all access and security cards to restricted or secured areas of each Project and (ii) keys to all locks at each Project, together with an accounting for such keys and access and security cards in the possession of others, to the extent such an accounting exists as of the Effective Date, all of which may remain on site at the Project to which they pertain and need not be delivered to the location of the Closing

            (r) Possession of each Project subject only to the Permitted Exceptions.

            (s) Such other documents as may reasonably be necessary or appropriate to effect the consummation of the transaction contemplated by this Agreement, including, if applicable, assignments of any Security Deposits that are letters of credit.

      SECTION 10.4 PRORATIONS.

            (a) Seller and Purchaser agree to adjust, as of 11:59 p.m. on the day preceding the Closing Date (the "PRORATION TIME"), the following (collectively, the "PRORATION ITEMS"):

                  (i) Rentals, in accordance with Section 10.4(b) below.

                  (ii) Cash Security Deposits and any prepaid rents, together with interest required to be paid thereon.

                  (iii) Utility charges payable by Seller, including, without limitation, electricity, water charges and sewer charges. If there are meters on the Real Property, Seller will cause readings of all said meters to be performed not more than five (5) days prior to the Closing Date, and a per diem adjustment shall be made for the days between the meter reading date and the Closing Date based on the most recent meter reading.

                  (iv) Amounts payable under the Spectrasite Agreements and
            amounts payable under the Service Contracts other than those Service Contracts which Purchaser has elected not to assume.

                  (v) Real estate taxes due and payable for the calendar year.
            If the Closing Date shall occur before the tax rate is fixed, the apportionment of real estate taxes shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation. If, subsequent to the Closing Date, real estate taxes (by reason of change in either assessment or rate or for any other reason) for the Real Property and Improvements should be determined to be higher or lower than those that are apportioned, a new computation shall be made, and Seller agrees to pay Purchaser any increase shown by such recomputation and vice versa. Purchaser shall, at Closing, assume all expenses incurred or to be incurred in connection with any real estate tax appeals that are pending at the time of Closing.

      Seller will be charged and credited for the amounts of all of the Proration Items relating to the period up to the Proration Time, and Purchaser will be charged and credited for all of the Proration Items relating to the period from and after the Proration Time. The estimated Closing prorations shall be set forth on a preliminary closing statement to be prepared by Seller and submitted to Purchaser prior to the Closing Date (the "CLOSING STATEMENT"). The Closing Statement, once agreed upon, shall be signed by Purchaser and Seller. The proration shall be paid at Closing by Purchaser to Seller (if the prorations result in a net credit to Seller) or by Seller to Purchaser (if the prorations result in a net credit to Purchaser) by increasing or reducing the cash to be delivered by Purchaser in payment of the Purchase Price at the Closing. If the actual amounts of the Proration Items are not known as of the Closing Date, the prorations will be made at Closing on the basis of the best evidence then available; thereafter, when actual figures are received, re-prorations will be made on the basis of the actual figures, and a final cash settlement will be made between Seller and Purchaser. No prorations will be made in relation to insurance premiums, and Seller's insurance policies will not be assigned to Purchaser. Final readings and final billings for utilities will be made if possible as of the Closing Date, in which event no proration will be made at the Closing with respect to utility bills. Seller will be entitled to all deposits presently in effect with the utility providers, and Purchaser will be obligated to make its own arrangements for any deposits with the utility providers. The provisions of this Section 10.4(a) will survive the Closing for twelve (12) months.

            (b) Purchaser will receive a credit on the Closing Statement for the prorated amount (as of the Proration Time) of all Rental previously paid to or collected by Seller and attributable to any period from and after the Proration Time. After the Closing, Seller will cause to be paid or turned over to Purchaser all Rental, if any, received by Seller after Closing and attributable to any period from and after the Proration Time. "RENTAL" as used herein includes fixed monthly rentals, additional rentals, percentage rentals, escalation rentals (which include each Tenant's proration share of building operation and maintenance costs and expenses as provided for under the Lease, to the extent the same exceeds any expense stop specified in such Lease), retroactive rentals, all administrative charges, utility charges, tenant or real property association dues, storage rentals, special event proceeds, temporary rents, telephone receipts, locker rentals, vending machine receipts and other sums and charges payable by Tenants under the Leases or from other occupants or users of the Property. Rental is "DELINQUENT" when it was due prior to the Closing Date, and payment thereof has not been made on or before the Proration Time. Delinquent Rental will not be prorated. With respect to Tenants still in occupancy, Purchaser agrees to use commercially reasonable efforts with respect to the collection of any Delinquent Rental, but Purchaser will have no liability for the failure to collect any such amounts and will not be required to pursue legal action to enforce collection of any such amounts owed to Seller by any Tenant. With respect to Tenants no longer in occupancy, Seller reserves the right to pursue the collection of Delinquent Rental. All sums collected by Purchaser from and after Closing from each Tenant (excluding tenant specific billings for tenant work orders and other specific services as described in and governed by Section 10.4(d) below) will be applied first to Purchaser's costs of collection; then to current Rental (which may include delinquencies owed to Seller for the calendar month of Closing); and then to delinquencies owed by such Tenant to Seller together with Seller's costs of collection, if applicable and only to the extent incurred by Seller prior to the Closing, provided that in no event shall Seller be entitled to recover Rental that is more than one hundred twenty (120) days Delinquent. Any sums due Seller will be promptly remitted to Seller. Notwithstanding anything to the contrary set forth in this
Section 10.4(b), with respect to the MBRK Lease, Purchaser shall receive a credit on the Closing Statement for one-half (1/2) of the Rental that is due under the MBRK Lease after Closing, up to Three Hundred Fifty Thousand and No/100 Dollars ($350,000.00) (the "MBRK CREDIT"), and, after Closing, Purchaser shall use diligent and commercially reasonable efforts, which shall include litigation, to pursue collection of both Delinquent Rental and Rental that is due after Closing under the MBRK Lease (collectively, the "OUTSTANDING MBRK RENTAL"), provided that any settlement by Purchaser with MBRK shall be subject to Seller's prior written consent, which shall not be unreasonably withheld, conditioned or delayed, and provided further that, if Purchaser is not diligently pursuing such collection, Seller may elect to pursue the collection of the Outstanding MBRK Rental upon ten (10) Business Days written notice to Purchaser, in which event Purchaser shall no longer be required to pursue collection thereof, but shall cooperate with Seller's pursuit of collection, including assigning any rights of collection and, if applicable, re-assigning the Summary Judgment (as defined below) to Seller, and Purchaser shall pay all reasonable costs, including, but not limited to, attorneys' fees, incurred by Seller in connection with such collection, up to Fifty Thousand Dollars ($50,000). Seller shall cooperate with Purchaser's pursuit of collection of Outstanding MBRK Rental, including assigning any rights of collection and assigning the Final Summary Judgment, County Court of Law No. 5, Dallas County, Texas, dated November 28, 2001 pertaining to Cause No. cc-01-05781-__, Publicis, Inc. v. Mack-Cali Texas Property, L.P. (the "SUMMARY JUDGMENT"), for purposes of effecting collection, as necessary, to Purchaser, provided that Seller shall not be required to incur more than nominal expense in connection with such cooperation. All Outstanding MBRK Rental collected shall be applied as follows: first, to Seller for MBRK arrearages through December 31, 2001; then to Purchaser for MBRK Rental due to Purchaser under the MBRK Lease, up to the amount of the MBRK Credit; then to Seller for (i) all remaining MBRK arrearages owed to Seller through the Closing Date and (ii) the remaining future rent due under the MBRK Lease after Closing. The provisions of this Section 10.4(b) shall survive the Closing.

            (c) At the Closing, Seller shall deliver to Purchaser a list of additional rent, however characterized, under each Lease, including without limitation, real estate taxes, electrical charges, utility costs and operating expenses (collectively, "OPERATING EXPENSES") billed to Tenants for the calendar year in which the Closing occurs (both on a monthly basis and in the aggregate), the basis on which the monthly amounts are being billed and the amounts incurred by Seller on account of the components of Operating Expenses for such calendar year. Upon the reconciliation by Purchaser of the Operating Expenses billed to Tenants, and the amounts actually incurred for such calendar year, Seller and Purchaser shall be liable for overpayments of Operating Expenses, and shall be entitled to payments from Tenants with respect to underpayments of Operating Expenses, as the case may be, on a PRO-RATA basis based upon each party's period of ownership during such calendar year.

            (d) With respect to specific tenant billings for work orders, special items performed or provided at the request of a Tenant or other specific services, which are collected by Purchaser after the Closing Date but relate to the foregoing specific services rendered by Seller prior to the Proration Time, then notwithstanding anything to the contrary contained herein, Purchaser shall cause the first amounts collected from such Tenant to be paid to Seller on account thereof.

            (e) Notwithstanding any provision of this Section 10.4 to the contrary, Purchaser shall be responsible for all leasing commissions under Leasing Commission Agreements, tenant improvement costs or other expenditures due with respect to (i) any Lease amendments entered into after the Effective Date in accordance with the provisions of Section 7.1(a), (ii) any expansions or renewals of any Leases pursuant to an option exercised after the Effective Date, and (iii) any new Lease executed on or after the Effective Date in accordance with the provisions of Section 7.1(a) (collectively, "NEW LEASING COSTS"), provided that the New Leasing Costs shall be prorated between Seller and Purchaser such that Seller pays an amount equal to the New Leasing Costs times a fraction, the numerator of which is the amount of Rental, if any, received by Seller from the relevant Tenant prior to Closing for the relevant lease term (or term of the renewal or expansion, as applicable), and the denominator of which is the total Rental anticipated to be received for such Tenant for such lease term, and Purchaser pays the remainder of the New Leasing Costs. Purchaser will pay to Seller at Closing as an addition to the Purchase Price an amount equal to any New Leasing Costs paid by Seller.

      SECTION 10.5 COSTS OF TITLE COMPANY AND CLOSING COSTS. Costs of the Title Company and other Closing costs incurred in connection with the Closing will be allocated as follows:

            (a) Seller shall pay (i) Seller's attorney's fees; (ii) one-half (1/2) of escrow fees, if any; and (iii) the cost of the premium for the Title Policy and customary title searches; (iv) the cost of recording any lien releases such that Purchaser obtains the Title Policy subject only to the Permitted Exceptions; and (v) the cost of the Updated Surveys up to Four Thousand Dollars ($4,000) per Project.

            (b) Purchaser shall pay (i) the costs of recording the Deeds to the Property and all other documents (other than lien releases); (ii) all costs of any additional coverage under the Title Policy or endorsements or deletions (including, without limitation, the modification of the survey exception) to the Title Policy that are desired by Purchaser; (iii) all premiums and other costs for any mortgagee policy of title insurance, if any, including but not limited to any endorsements or deletions; (iv) Purchaser's attorney's fees; (v) one-half (1/2) of escrow fees, if any; and (vi) the costs of each Updated Survey, except to the extent set forth in Section 10.5(a).

            (c) Any other costs and expenses of Closing not provided for in this
Section 10.5 shall be allocated between Purchaser and Seller in accordance with the custom in the area in which the Property is located.

      SECTION 10.6 POST-CLOSING DELIVERY OF TENANT NOTICE LETTERS. Immediately following Closing, Purchaser will deliver to each Tenant a Tenant Notice Letter, as described in Section 10.2(f).

      SECTION 10.7 LIKE-KIND EXCHANGE. Purchaser hereby acknowledges that Seller may now or hereafter desire to enter into a partially or completely nontaxable exchange (a "SECTION 1031 EXCHANGE") involving the Property (and/or any one or more of the properties comprising the Property) under Section 1031 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder. In connection therewith, and notwithstanding anything herein to the contrary, Purchaser shall, at no cost or expense to Purchaser, reasonably cooperate with Seller and shall take, and consent to Seller taking, any reasonable action in furtherance of effectuating a Section 1031 Exchange (including, without limitation, any action undertaken pursuant to Revenue Procedure 2000-37, 2000-40 IRB, as may hereafter be amended or revised (the "REVENUE PROCEDURE")), including, without limitation, (a) permitting Seller or an "exchange accommodation titleholder" (within the meaning of the Revenue Procedure) ("EAT") to assign, or cause the assignment of, this Agreement and all of Seller's rights hereunder with respect to any or all of the Property to a "qualified intermediary" (as defined in Treasury Regulations Section 1.1031(k)-1(g)(4)(iii)) (a "QI"); (b) permitting Seller to assign this Agreement and all of Seller's rights and obligations hereunder with respect to any or all of the Property and/or to convey, transfer or sell any or all of the Property, to (i) an EAT; (ii) any one or more limited liability companies ("LLCS") that are wholly-owned by an EAT; or (iii) any one or more LLCs that are wholly-owned by Seller and/or any affiliate of Seller and to thereafter permit Seller to assign its interest in such one or more LLCs to an EAT; and (c) pursuant to the terms of this Agreement, having any or all of the Property conveyed by an EAT or any one or more of the LLCs referred to in (b)(ii) or (b)(iii) above, and allowing for the consideration therefor to be paid by an EAT, any such LLC or a QI; PROVIDED, HOWEVER, that Purchaser shall not be required to delay the Closing; and PROVIDED FURTHER that Seller shall provide whatever safeguards are reasonably requested by Purchaser, and not inconsistent with Seller's desire to effectuate a Section 1031 Exchange involving any of the Property, to ensure that all of Seller's representations, covenants and obligations under this Agreement shall be satisfied in accordance with the terms thereof and that Purchaser shall not be required to take title to any property other than the Property.

                                   ARTICLE XI
                            CONDEMNATION AND CASUALTY

      SECTION 11.1 CASUALTY. If, prior to the Closing Date, all or a Significant Portion of any Project is destroyed or damaged by fire or other casualty, Seller will notify Purchaser of such casualty. Notwithstanding the provisions of
Section 2.2 above, Purchaser will have the option to terminate this Agreement with respect to the damaged Project upon notice to Seller given not later than fifteen (15) days after receipt of Seller's notice. If this Agreement is terminated with respect to a Project, the Earnest Money Deposit allocated thereto and all interest accrued thereon will be returned to Purchaser and thereafter neither Seller nor Purchaser will have any further rights or obligations to the other hereunder with respect to such Project except with respect to the Termination Surviving Obligations relating to such Project. If Purchaser does not elect to terminate this Agreement as to the damaged Project or less than a Significant Portion of the Project is destroyed or damaged as aforesaid, Seller will not be obligated to repair such damage or destruction but
(a) Seller will assign and turn over to Purchaser the insurance proceeds net of reasonable collection costs (or if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or other casualty up to the amount of the Purchase Price allocated to the relevant Project and (b) the parties will proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price, except that Purchaser will receive credit for any insurance deductible amount. In the event Seller elects to perform any repairs as a result of a casualty, Seller will be entitled to deduct its costs and expenses from any amount to which Purchaser is entitled under this Section 11.1, which right shall survive the Closing. If Purchaser elects to terminate this Agreement with respect to any damaged Project, Purchaser must proceed to Closing on the other Projects.

      SECTION 11.2 CONDEMNATION OF PROPERTY. Notwithstanding the provisions of
Section 2.2 above, in the event of (a) any condemnation or sale in lieu of condemnation of any Project; or (b) any condemnation or sale in lieu of condemnation of greater than twenty percent (20%) of the allocated Purchase Price of any Project prior to the Closing or that materially interferes with the operations of the Project, Purchaser will have the option, to be exercised within fifteen (15) days after receipt of notice of such condemnation or sale, of (i) electing to have this Agreement remain in full force and effect with respect to all of the Projects or (ii) terminating this Agreement as to any Project condemned or affected by a sale in lieu of condemnation as set forth above (a "CONDEMNED PROJECT"), provided that if Purchaser elects to terminate this Agreement with respect to the Condemned Project, Purchaser must proceed to Closing with respect to the remaining Projects. In the event that either (i) any condemnation or sale in lieu of condemnation of any Project is for equal to or less than twenty percent (20%) of the allocated Purchase Price of the Project and does not materially interfere with the operations of the Project, or (ii) Purchaser does not terminate this Agreement with respect to a Condemned Project pursuant to the preceding sentence, Seller will assign to Purchaser any and all claims for the proceeds of such condemnation or sale to the extent the same are applicable to the Project, and Purchaser will take title to such Project with the assignment of such proceeds and subject to such condemnation and without reduction of the Purchase Price. The term "MATERIALLY INTERFERE" shall refer to a condemnation or sale that (a) leaves the remaining balance of the

Project in a condition such that the Project may not reasonably be anticipated to be economically operated for the purposes and in the manner in which it was operated prior to such taking or (b) affects a sufficient amount of the Project such that the Project no longer complies with Governmental Regulations or (c) causes a default under any of the Leases or gives any Major Tenant a right to terminate its Lease. Should Purchaser elect to terminate Purchaser's obligations under this Agreement with respect to any Condemned Project under the provisions of this Section 11.2, the portion of the Earnest Money Deposit allocated to such Condemned Project and any accrued interest thereon shall remain on deposit with the Escrow Agent, re-allocated to the other Projects in the same proportions as set forth in Section 4.1(a), and neither Seller nor Purchaser will have any further obligation under this Agreement with respect to such Condemned Project, except for the Termination Surviving Obligations pertaining to such Project. Notwithstanding anything to the contrary herein, if any eminent domain or condemnation proceeding is instituted (or notice of same is given) solely for the taking of any subsurface rights for utility easements or for any right-of-way easement, and the surface may, after such taking, be used in substantially the same manner as though such rights have not been taken, Purchaser will not be entitled to terminate this Agreement as to any part of any Project, but any award resulting therefrom will be assigned to Purchaser at Closing and will be the exclusive property of Purchaser upon Closing.

                                   ARTICLE XII
                                 CONFIDENTIALITY

      SECTION 12.1 CONFIDENTIALITY. Except as hereinafter permitted, Seller and Purchaser each expressly acknowledge and agree that prior to Closing, the transactions contemplated by this Agreement and the terms, conditions, and negotiations concerning the same will be held in the strictest confidence by each of them and will not be disclosed by either of them except to their respective legal counsel, accountants, consultants, officers, partners, directors, SHAREHOLDERS, brokers, lenders, consultants and other Licensee Parties, and except and only to the extent that such disclosure may be necessary for their respective performances hereunder. Except as expressly provided in this Agreement, Purchaser further acknowledges and agrees that, unless and until the Closing occurs, all information obtained by Purchaser in connection with the Property will not be disclosed by Purchaser to any third persons without the prior written consent of Seller. Nothing contained in this Article XII will preclude or limit either party to this Agreement from issuing a press release or making other public disclosures with respect to any information otherwise deemed confidential under this Article XII (a) in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or (b) required by law or (c) required by rule or regulation of the Securities and Exchange Commission or the New York Stock Exchange, including without limitation in any filings required by a governmental authority, or (d) after Closing, provided that neither party shall issue a press release pertaining to the Closing without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Seller and Purchaser hereby agree, however, that the press release of either party issued in connection with the Closing may contain a reference to the Purchase Price. In determining whether a disclosure contemplated in the preceding sentence is required by law or by rule or regulation of the Securities and Exchange Commission or the New York Stock Exchange, the disclosing party is entitled to rely upon the written advice of counsel. Nothing in this Article XII will negate, supersede or otherwise affect the obligations of the parties under the Confidentiality Agreement, and the provisions of this Article XII will survive the termination of this Agreement.

                                  ARTICLE XIII
                                    REMEDIES

      SECTION 13.1 DEFAULT BY SELLER.

            (a) In the event any Closing and any of the transactions contemplated hereby do not occur as herein provided by reason of any default of Seller, Purchaser may, as Purchaser's sole and exclusive remedy, elect by written notice to Seller within fifteen (15) days following the Scheduled Closing Date (as the same may be extended pursuant to any express provision of this Agreement), any of the following: (i) proceed to Closing on the unaffected Projects and terminate this Agreement with respect to the Projects affected by any such default, provided that Seller shall have thirty (30) days after notice from Purchaser to cure any such default (the "DEFAULT CURE PERIOD") and if, at the expiration of the Default Cure Period, all such defaults are cured, the parties shall proceed to Closing on all of the Projects as to which Closing has not yet occurred; or (ii) delay the Closing on all of the Projects until the expiration of the Default Cure Period, at which time Purchaser may, by giving Seller written notice thereof, terminate this Agreement with respect to the Projects affected by any such default that has not been cured and proceed to Closing with respect to the remaining Projects or may terminate this Agreement with respect to all of the Projects; or (iii) proceed to Closing on the unaffected Projects and seek to enforce specific performance of Seller's obligations under Article X of this Agreement, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Purchaser shall be deemed to have elected not to proceed under clause (iii) of this Section 13.1 if after giving written notice as required above of its intent to seek specific performance, Purchaser has failed to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the relevant Project is located on or before forty-five (45) days following the Scheduled Closing Date, in which event Purchaser shall be deemed to have elected to proceed under clause
(i) of this Section 13.1. Purchaser may not, in any event, terminate this Agreement by reason of Seller default with respect to any Project until the expiration of the Default Cure Period.

            (b) In the event of any termination by Purchaser under this Section 13.1, Purchaser will receive from the Escrow Agent the Earnest Money Deposit allocated to the relevant Project, together with all interest accrued thereon, whereupon Seller and Purchaser will have no further rights or obligations under this Agreement with respect to such Project, except with respect to the Termination Surviving Obligations pertaining to such Project. If the default by Seller is a material breach of any of Seller's covenants set forth in Section 7.1, then Seller shall be obligated upon demand to reimburse Purchaser for Purchaser's actual out-of-pocket third-party expenses incurred by Purchaser in connection with (i) its due diligence investigation of the Projects, (ii) financing related to the transactions contemplated hereby and (iii) its negotiation of this Agreement, provided that Seller's liability for such expenses shall not exceed, in the aggregate, One Hundred Thousand and No/100 Dollars ($100,000.00). If such default was also knowing and intentional with the intent to prevent Purchaser from purchasing the Project, or if such termination was due to Seller knowingly and intentionally having made a representation or warranty that was materially untrue at the time it was made, in addition to the remedy in the preceding sentence, Purchaser shall also be entitled to recover from Seller its actual damages suffered as a result of the applicable Seller default(s), such damages not to exceed the amount of the Earnest Money Deposit allocated to such Project that is in escrow with the Escrow Agent at the time of such breach.

            (c) Except as otherwise expressly set forth in Section 13.1 of this Agreement, Purchaser expressly waives its rights to seek damages in the event of Seller's default hereunder, provided that, notwithstanding the foregoing, nothing contained in this Section 13.1 will limit Purchaser's remedies at law, in equity or as herein provided in pursuing remedies of a breach by Seller of any of the Termination Surviving Obligations.

      SECTION 13.2 DEFAULT BY PURCHASER. In the event the Closing and the consummation of the transactions contemplated herein do not occur as provided herein by reason of any default of Purchaser, Purchaser and Seller agree it would be impractical and extremely difficult to fix the damages which Seller may suffer. Purchaser and Seller hereby agree that (a) an amount equal to the Earnest Money Deposit, together with all interest accrued thereon, is a reasonable estimate of the total net detriment Seller would suffer in the event Purchaser defaults and fails to complete the purchase of the Property, and (b) such amount will be the full, agreed and liquidated damages for Purchaser's default and failure to complete the purchase of the Property, and will be Seller's sole and exclusive remedy (whether at law or in equity) for any default of Purchaser resulting in the failure of consummation of the Closing, whereupon this Agreement will terminate and Seller and Purchaser will have no further rights or obligations hereunder, except with respect to the Termination Surviving Obligations. The payment of such amount as liquidated damages is not intended as a forfeiture or penalty but is intended to constitute liquidated damages to Seller. Notwithstanding the foregoing, nothing contained herein will limit Seller's remedies at law, in equity or as herein provided in the event of a breach by Purchaser of any of the Termination Surviving Obligations.

                                  ARTICLE XIV
                                     NOTICES

      SECTION 14.1 NOTICES.

            (a) All notices or other communications required or permitted hereunder shall be in writing, and shall be given by hand delivery, or any nationally recognized overnight delivery service with proof of delivery, or by facsimile transmission (provided that such facsimile is confirmed by the sender by expedited delivery service in the manner previously described), sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee will have designated by written notice sent in accordance herewith. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement will be as follows:

      If to Purchaser:  Centennial Acquisition Company
                        5001 LBJ Freeway, Suite 900
                        Dallas, Texas 75244
                        Attn.: Mr. Steven H. Levin
                        (214) 386-4920 (tele.)
                        (214) 490-7070 (fax)

      and to:           Ashwood American Properties, Inc.
                        2001 Ross Avenue, Suite 3160
                        Dallas, Texas 75201
                        Attn.:  Mr. David S. Gruber
                        (214) 979-3100 (tele.)
                        (214) 979-3104 (fax)

      with a copy to    Paul A. Nussbaum Interests
                        16475 Dallas Parkway, Suite 625
                        Addison, Texas 75001
                        Attn.:  Mr. Paul A. Nussbaum
                        (972) 732-4000 (tele.)
                        (972) 732-6655 (fax)

      and a copy to:    Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                        1700 Pacific Avenue, Suite 4100
                        Dallas, Texas 75201
                        Attn.:  Carl B. Lee, Esq.
                        (214) 969-2800 (tele.)
                        (214) 969-4343 (fax)

      If to Seller:     c/o Mack-Cali Realty Corporation
                        11 Commerce Drive
                        Cranford, New Jersey  07016

                        with separate notices to the attention of:

                        Mr. Mitchell E. Hersh
                        (908) 272-8000 (tele.)
                        (908) 272-0214 (fax)

                        and

                        Roger W. Thomas, Esq.
                        (908) 272-2612 (tele.)
                        (908) 497-0485 (fax)

      With a copy to:     Jones, Day, Reavis & Pogue
                          2727 North Harwood Street
                          Dallas, Texas 75201
                          Attn: David J. Lowery, Esq.
                          (214) 220-3939 (tele.)
                          (214) 969-5121 (fax)

      If to Escrow Agent: LandAmerica Financial Group, Inc.
                          7557 Rambler Road, Suite 1200
                          Dallas, Texas 75231
                          Attn:  John Pettiette, Esq.
                          (214) 346-7142 (tele.)
                          (214) 346-7132 (fax)

            (b) Notices given by (i) overnight delivery service as aforesaid shall be deemed received and effective on the first Business Day following such dispatch, (ii) facsimile transmission as aforesaid shall be deemed given at the time and on the date of machine transmittal provided same is sent and confirmation of receipt is received by the sender prior to 4:00 p.m. (EST) on a Business Day (if sent later, then notice shall be deemed given on the next Business Day) and (iii) hand delivery as aforesaid shall be deemed given at the time and on the date of delivery provided same is sent and delivered to the recipient prior to 4:00 p.m. EST on a Business Day (if delivered later, then notice shall be deemed given on the next Business Day). Notices may be given by counsel for the parties described above, and such notices shall be deemed given by said party, for all purposes hereunder.

                                   ARTICLE XV
                          ASSIGNMENT AND BINDING EFFECT

      SECTION 15.1 ASSIGNMENT: BINDING EFFECT. Purchaser shall have a one-time right to assign this Agreement to an entity that is owned or controlled, directly or indirectly, by at least two of the following: David Gruber, Paul Nussbaum and Steven H. Levin, provided that Purchaser must provide notice of such assignment to Seller at least five (5) Business Days prior to the Closing Date and such notice shall include evidence that the assignment complies with the requirements of this Section 15.1. Purchaser will not otherwise have the right to assign this Agreement without Seller's prior written consent. No assignment of this Agreement by Purchaser shall relieve Purchaser of its obligations hereunder.

                                   ARTICLE XVI
                                    BROKERAGE

      SECTION 16.1 BROKERS. Seller agrees to pay to Insignia/ESG, Inc. (the "BROKER") a brokerage commission pursuant to a separate agreement by and between Seller and Broker. Purchaser and Seller represent that they have not dealt with any brokers, finders or salesmen, in connection with this transaction other than Broker, and agree to indemnify, defend and hold each other harmless from and against any and all loss, cost, damage, liability or expense, including reasonable attorneys' fees, which either party may sustain, incur or be exposed to by reason of any claim for fees or commissions made through the other party. The provisions of this Article XVI will survive any Closing or termination of this Agreement.

                                  ARTICLE XVII
                                  ESCROW AGENT

      SECTION 17.1 ESCROW.

            (a) Escrow Agent will hold the Earnest Money Deposit in escrow in an interest-bearing account of the type generally used by Escrow Agent for the holding of escrow funds until the earlier of (i) the Closing, or (ii) the termination of this Agreement in accordance with any right hereunder. In the event Purchaser has not terminated this Agreement by the end of the Evaluation Period, the Earnest Money Deposit shall be non-refundable to Purchaser, except as otherwise expressly provided in this Agreement, but if not refunded in accordance with this Agreement shall be credited against the Purchase Price at the Closing. In the event this Agreement is terminated prior to the expiration of the Evaluation Period, the Earnest Money Deposit and all interest accrued thereon will be returned by the Escrow Agent to Purchaser. In the event the Closing occurs, the Earnest Money Deposit and all interest accrued thereon will be released to Seller, and Purchaser shall receive a credit against the Purchase Price in the amount of the Earnest Money Deposit. In the event this Agreement is terminated due to a Purchaser default, the Earnest Money Deposit and all interest accrued thereon will be released to Seller in accordance with Section
13.2. In all other instances, Escrow Agent shall not release the Earnest Money Deposit to either party until Escrow Agent has been requested by Seller or Purchaser to release the Earnest Money Deposit and has given the other party five (5) Business Days to dispute, or consent to, the release of the Earnest Money Deposit. Purchaser represents that the tax identification number, for purposes of reporting the interest earnings, for Centennial Acquisition Company is 75-2822668 and for Ashwood American Properties, Inc. is 75-2929069. Seller represents that its tax identification number, for purposes of reporting the interest earnings, is 74-2863406.

            (b) Escrow Agent shall not be liable to any party for any act or omission, except for bad faith, gross negligence or willful misconduct, and the parties agree to indemnify Escrow Agent and hold Escrow Agent harmless from any and all claims, damages, losses or expenses arising in connection herewith. The parties acknowledge that Escrow Agent is acting solely as stakeholder for their mutual convenience. In the event Escrow Agent receives written notice of a dispute between the parties with respect to the Earnest Money Deposit and the interest earned thereon (the "ESCROWED FUNDS"), Escrow Agent shall not be bound to release and deliver the Escrowed Funds to either party but may either (i) continue to hold the Escrowed Funds until otherwise directed in a writing signed by all parties hereto or (ii) deposit the Escrowed Funds with the clerk of any court of competent jurisdiction. Upon such deposit, Escrow Agent will be released from all duties and responsibilities hereunder. Escrow Agent shall have the right to consult with separate counsel of its own choosing (if it deems such consultation advisable) and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel.

            (c) Escrow Agent shall not be required to defend any legal proceeding which may be instituted against it with respect to the Escrowed Funds, the Property or the subject matter of this Agreement unless requested to do so by Purchaser or Seller and is indemnified to its satisfaction against the cost and expense of such defense. Escrow Agent shall not be required to institute legal proceedings of any kind and shall have no responsibility for the genuineness or validity of any document or other item deposited with it or the collectibility of any check delivered in connection with this Agreement. Escrow Agent shall be fully protected in acting in accordance with any written instructions given to it hereunder and believed by it to have been signed by the proper parties.

                                  ARTICLE XVIII
                                  MISCELLANEOUS

      SECTION 18.1 WAIVERS. No waiver of any breach of any covenant or provisions contained herein will be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision contained herein. No extension of time for performance of any obligation or act will be deemed an extension of the time for performance of any other obligation or act.

      SECTION 18.2 TIME OF THE ESSENCE. TIME IS OF THE ESSENCE WITH RESPECT TO ALL TIME PERIODS AND DATES FOR PERFORMANCE SET FORTH IN THIS AGREEMENT.

      SECTION 18.3 RECOVERY OF CERTAIN FEES. In the event a party hereto files any action or suit against another party hereto by reason of any breach of any of the covenants, agreements or provisions contained in this Agreement, then in that event the prevailing party will be entitled to have and recover certain fees from the other party including all reasonable attorneys' fees and costs resulting therefrom. For purposes of this Agreement, the term "attorneys' fees" or "attorneys' fees and costs" shall mean the fees and expenses of counsel to the parties hereto, which may include printing, photocopying, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding. The provisions of this Section 18.3 shall survive the entry of any judgment, and shall not merge, or be deemed to have merged, into any judgment.

      SECTION 18.4 CONSTRUCTION. Headings at the beginning of each Article and Section are solely for the convenience of the parties and are not a part of this Agreement. Whenever required by the context of this Agreement, the singular will include the plural and the masculine will include the feminine and vice versa. This Agreement will not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. All exhibits and schedules referred to in this Agreement are attached and incorporated by this reference, and any capitalized term used in any exhibit or schedule which is not defined in such exhibit or schedule will have the meaning attributable to such term in the body of this Agreement. In the event the date on which Purchaser or Seller is required to take any action under the terms of this Agreement is not a Business Day, the action will be taken on the next succeeding Business Day.

      SECTION 18.5 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which, when assembled to include an original signature for each party contemplated to sign this Agreement, will constitute a complete and fully executed original. All such fully executed original counterparts will collectively constitute a single agreement.

      SECTION 18.6 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all of the other conditions and provisions of this Agreement will nevertheless remain in full force and effect, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to reflect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

      SECTION 18.7 ENTIRE AGREEMENT. This Agreement is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof, and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument, signed by the party to be charged or by its agent duly authorized in writing, or as otherwise expressly permitted herein.

      SECTION 18.8 GOVERNING LAW. THIS AGREEMENT WILL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE IN WHICH THE PROPERTY IS LOCATED. SELLER AND PURCHASER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE IN WHICH THE PROPERTY IS LOCATED IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN A STATE OR FEDERAL COURT SITTING IN THE STATE IN WHICH THE PROPERTY IS LOCATED.

      SECTION 18.9 NO RECORDING. The parties hereto agree that neither this Agreement nor any affidavit or memorandum concerning it will be recorded and any recording of this Agreement or any such affidavit or memorandum by Purchaser will be deemed a default by Purchaser hereunder.

      SECTION 18.10 FURTHER ACTIONS. The parties agree to execute such instructions to the Title Company and such other instruments and to do such further acts as may be reasonably necessary to carry out the provisions of this Agreement.

      SECTION 18.11 JOINT AND SEVERAL LIABILITY. If Purchaser is composed of more than one person or entity, all obligations of Purchaser in, under or pursuant to this Agreement shall be joint and several obligations of all parties composing Purchaser.

      SECTION 18.12 EXHIBITS. The following sets forth a list of Exhibits to the
Agreement:

            Exhibit A - Assignment
            Exhibit B - Assignment of Leases
            Exhibit C - Bill of Sale
            Exhibit D-1 Legal Description of Monticello Property Exhibit D-2 Legal Description of Metroport Property Exhibit D-3 Legal Description of Landmark Property Exhibit D-4 Legal Description of Republic Property Exhibit E - Service Contracts
            Exhibit F - Lease Schedule
            Exhibit G - [Intentionally deleted]
            Exhibit H - Tenant Estoppel
            Exhibit I - Suits, Proceedings and Violations Exhibit J - Certificate as to Foreign Status
            Exhibit K - Arrearages
            Exhibit L - Leasing Commission Agreements
            Exhibit M - Environmental Reports
            Exhibit N-1 Monticello Rent Roll
            Exhibit N-2 Metroport Rent Roll
            Exhibit N-3 Landmark Rent Roll
            Exhibit N-4 Republic Rent Roll

      SECTION 18.13 NO PARTNERSHIP. Notwithstanding anything to the contrary contained herein, this Agreement shall not be deemed or construed to make the parties hereto partners or joint venturers, it being the intention of the parties to merely create the relationship of Seller and Purchaser with respect to the Property to be conveyed as contemplated hereby.

      SECTION 18.14 LIMITATIONS ON BENEFITS. It is the explicit intention of Purchaser and Seller that no person or entity other than Purchaser, Seller and Seller's Affiliates and their permitted successors and assigns is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, Purchaser, Seller and Seller's Affiliates or their respective successors and assigns as permitted hereunder. Except as set forth in this Section 18.13, nothing contained in this Agreement shall under any circumstances whatsoever be deemed or construed, or be interpreted, as making any third party (including, without limitation, Broker) a beneficiary of any term or provision of this Agreement or any instrument or document delivered pursuant hereto, and Purchaser and Seller expressly reject any such intent, construction or interpretation of this Agreement.

      SECTION 18.15 DISCHARGE OF OBLIGATIONS. The acceptance of the Deeds by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive the Closing.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

      IN WITNESS WHEREOF, Seller and Purchaser have respectively executed this Agreement as of the Effective Date.

Date Executed:                            PURCHASER:


December 14, 2001                   CENTENNIAL ACQUISITION COMPANY



                                    By:    /s/ Steven H. Levin
                                           ------------------------------------
                                    Name:  Steven H. Levin
                                           ------------------------------------
                                    Title: President
                                           ------------------------------------

December 14, 2001                   ASHWOOD AMERICAN PROPERTIES, INC.



                                    By:    /s/ David S. Gruber
                                           ------------------------------------
                                    Name:  David S. Gruber
                                           ------------------------------------
                                    Title: Chairman/Chief Executive Officer
                                           ------------------------------------

                                    SELLER:

December 14, 2001                   MACK-CALI TEXAS PROPERTY L.P.

                                    By: Mack-Cali Sub XVII, Inc., its general
                                    partner


                                    By:    /s/ Roger W. Thomas
                                           ------------------------------------
                                    Name:  Roger W. Thomas
                                           ------------------------------------
                                    Title: Executive Vice President and
                                           General Counsel
                                           ------------------------------------


                                    AS TO SECTIONS 3.3 AND 4.3 AND ARTICLE XVII
                                    ONLY:

                                    ESCROW AGENT:

December 14, 2001                   COMMONWEALTH LAND TITLE INSURANCE COMPANY


                                    By:    /s/ John Pettiette
                                           ------------------------------------
                                    Name:  John Pettiette
                                           ------------------------------------
                                    Title: Vice President and Counsel
                                           ------------------------------------